CREDIT AGREEMENT
dated as of January 13, 2006
among
CYBERONICS, INC.,
and
THE OTHER BORROWERS
FROM TIME TO TIME PARTY HERETO,
as Borrowers
and
MERRILL LYNCH CAPITAL,
a Division of Merrill Lynch Business Financial Services Inc.,
as Administrative Agent and as a Lender and as

Sole Bookrunner and Sole Lead Arranger

and
THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS Section 1.1 Section 1.2 Section 1.3 Section 1.4	Certain Defined Terms. Accounting Terms and Determinations. Other Definitional Provisions. Funding and Settlement Currency.

ARTICLE 2 LOANS AND LETTERS OF CREDIT

Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7 Section 2.8 Section 2.9 Section 2.10 Section 2.11 Section 2.12	[Reserved].
Revolving Loans.
Interest, Interest Calculations and Certain Fees.
Notes.
Letters of Credit and Letter of Credit Fees.
General Provisions Regarding Payment; Loan Account.
Maximum Interest.
Taxes.
Capital Adequacy.
Mitigation Obligations.
Appointment of Borrower Representative.
Collections and Lockbox Account.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Section 3.1
Section 3.2
Section 3.3
Section 3.4
Section 3.5
Section 3.6
Section 3.7
Section 3.8
Section 3.9
Section 3.10
Section 3.11
Section 3.12
Section 3.13
Section 3.14
Section 3.15
Section 3.16
Section 3.17
Section 3.18
Section 3.19
Section 3.20
Section 3.21
Section 3.22
Section 3.23
Section 3.24
Existence and Power.
Organization and Governmental Authorization; No Contravention.
Binding Effect.
Capitalization.
Financial Information.
Litigation.
Ownership of Collateral.
No Default.
Labor Matters.
Regulated Entities.
Margin Regulations.
Compliance With Laws; Anti-Terrorism Laws; Compliance with Products.
Taxes.
Compliance with ERISA.
Brokers.
[Reserved].
Material Contracts.
Compliance with Environmental Requirements; No Hazardous Materials.
Intellectual Property.
Real Property Interests.
Solvency.
Full Disclosure.
Interest Rate.
Representations and Warranties Incorporated from Financing Documents.

ARTICLE 4 AFFIRMATIVE COVENANTS

Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Section 4.7
Section 4.8
Section 4.9
Section 4.10
Section 4.11
Section 4.12
Section 4.13
Section 4.14
Section 4.15
Section 4.16
Section 4.17
Section 4.18
Financial Statements and Other Reports.
Payment and Performance of Obligations.
Maintenance of Existence.
Maintenance of Property; Payment of Taxes; Insurance.
Compliance with Laws.
Inspection of Property, Books and Records.
Use of Proceeds.
[Reserved].
[Reserved].
Hazardous Materials; Remediation.
[Reserved].
Further Assurances.
Litigation; Events of Default
Updates of Representations.
Power of Attorney.
Estoppel Certificates.
Borrowing Base Collateral Administration.
Covenants Regarding Products and Compliance with Required Permits

ARTICLE 5 NEGATIVE COVENANTS

Section 5.1
Section 5.2
Section 5.3
Section 5.4
Section 5.5
Section 5.6
Section 5.7
Section 5.8
Section 5.9
Section 5.10
Section 5.11
Section 5.12
Section 5.13
Section 5.14
Section 5.15
Section 5.16
Section 5.17
Debt.
Liens.
Contingent Obligations.
Restricted Distributions.
Restrictive Agreements.
Payments and Modifications of Subordinated Debt.
Consolidations, Mergers and Sales of Assets.
Purchase of Assets, Investments.
Transactions with Affiliates.
Modification of Organizational Documents.
Modification of Certain Agreements.
Fiscal Year.
Conduct of Business.
Lease Payments.
Limitation on Sale and Leaseback Transactions.
Bank Accounts/Investment Accounts.
Compliance with Anti-Terrorism Laws.

ARTICLE 6 FINANCIAL COVENANTS

Section 6.1 Section 6.2 Section 6.3 ARTICLE 7 CONDITIONS Section 7.1 Section 7.2 Section 7.3	[Reserved]. Minimum Liquidity. Evidence of Compliance. Conditions to Closing. Conditions to Each Loan, Support Agreement and Lender Letter of Credit. Searches.

ARTICLE 8 REGULATORY MATTERS Section 8.1 ARTICLE 9 [RESERVED]	Representations and Warranties.

ARTICLE 10 SECURITY AGREEMENT

Section 10.1 Section 10.2 Section 10.3 Section 10.4 Section 10.5	Generally. Representations and Warranties Regarding Collateral. Covenants Relating to Collateral. Borrowers to Remain Liable. UCC Remedies.

ARTICLE 11 EVENTS OF DEFAULT

Section 11.1	Events of Default.

Section 11.2 Acceleration and Suspension or Termination of Revolving Loan Commitment.

Section 11.3 Section 11.4 Section 11.5 Section 11.6 Section 11.7 Section 11.8 Section 11.9	Cash Collateral. Default Rate of Interest. Setoff Rights. Application of Proceeds. Waivers. Injunctive Relief. Marshalling.

ARTICLE 12 EXPENSES AND INDEMNITY

Section 12.1 Section 12.2	Expenses. Indemnity.

ARTICLE 13 ADMINISTRATIVE AGENT

Section 13.1
Section 13.2
Section 13.3
Section 13.4
Section 13.5
Section 13.6
Section 13.7
Section 13.8
Section 13.9
Section 13.10
Section 13.11
Section 13.12
Section 13.13
Section 13.14
Section 13.15
Section 13.16
Section 13.17
Section 13.18
Appointment and Authorization.
Administrative Agent and Affiliates.
Action by Administrative Agent.
Consultation with Experts.
Liability of Administrative Agent.
Indemnification.
Right to Request and Act on Instructions.
Credit Decision.
Collateral Matters.
Agency for Perfection.
Notice of Default.
Successor Administrative Agent.
Disbursements of Revolving Loans; Payment and Sharing of Payment.
Right to Perform, Preserve and Protect.
Additional Titled Agents.
Amendments and Waivers.
Assignments and Participations.
Definitions.

ARTICLE 14 MISCELLANEOUS
Section 14.1
Section 14.2
Section 14.3
Section 14.4
Section 14.5
Section 14.6
Section 14.7
Section 14.8
Section 14.9
Section 14.10
Section 14.11
Section 14.12
Section 14.13
Section 14.14
Section 14.15
Section 14.16
Section 14.17
Section 14.18

Survival.
No Waivers.
Notices.
Severability.
Amendments and Waivers.
Assignments; Participations.
Headings.
Confidentiality.
Waiver of Consequential and Other Damages.
GOVERNING LAW; SUBMISSION TO JURISDICTION.
WAIVER OF JURY TRIAL.
Publication; Advertisement.
Counterparts; Integration.
No Strict Construction.
Time.
Lender Approvals.
Waivers.
Release of Administrative Agent and Lenders.

ARTICLE 15 JOINT AND SEVERAL LIABILITY; GUARANTOR PROVISIONS

Section 15.1 Section 15.2	Joint and Several Obligations. Guarantor Provisions.

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of January 13, 2006 by and among CYBERONICS, INC., a Delaware corporation (“Cyberonics”), and the other Subsidiaries (other than Foreign Subsidiaries) and/or Affiliates of Cyberonics from time to time party hereto (Cyberonics and such Subsidiaries and/or Affiliates, each, individually as a Borrower and collectively as Borrowers), the financial institutions or other entities from time to time parties hereto, each as a Lender, and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc. (“Merrill Lynch”), individually as a Lender and as Administrative Agent, sole Bookrunner and Sole Lead Arranger.

RECITALS

R-1. Borrowers have requested that Lender make available to Borrowers revolving and/or letter of credit financing facilities as described herein.

R-2. Lender is willing to extend such credit to Borrowers under the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms.

The following terms have the following meanings:

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as that term is defined in the UCC), any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as that term is defined in the UCC), Intellectual Property (excluding any and all Patents, Copyrights and Trademarks), rights, remedies, Guarantees, “supporting obligations” (as that term is defined in the UCC), “letter-of-credit rights” (as that term is defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Administrative Agent” means Merrill Lynch, in its capacity as administrative agent for the Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 13, and the successors of Merrill Lynch in such capacity.

“Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Financing Documents” means any credit, loan, letter of credit or related documents which are, by their terms and by the terms of this Agreement, cross-defaulted with the Financing Documents, and for which a Credit Party hereunder is liable or contingently liable for payment or as security for which a Credit Party hereunder has pledged, assigned or subjected any assets.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Goods” means goods sold by Borrowers in the Ordinary Course of Business, in compliance with all Laws, and consistent with the type of goods sold by Borrowers throughout all or substantially all of its business operations as of the Closing Date.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset, or any termination of any leasehold estate of a Borrower or reduction in the term of any leasehold estate of a Borrower, but excluding (a) dispositions of Inventory in the Ordinary Course of Business, and (b) dispositions of Cash Equivalents.

“Assignment Agreement” means an agreement pursuant to which any Lender shall assign any or all of its interests as a Lender hereunder pursuant to Section 13.17, as substantially in the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base Rate” means a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (b) the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Administrative Agent) no longer reports the LIBOR or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a replacement index or replacement page, as the case may be.

“Base Rate Margin” shall mean one and three-quarters percent (1.75%) per annum, with respect to the Revolving Loans and other Obligations.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrowers” mean, collectively, Cyberonics and each of its Subsidiaries (other than Foreign Subsidiaries) and/or Affiliates from time to time party hereto.

“Borrower Representative” means Cyberonics, in its capacity as Borrower Representative pursuant to the provisions of Section 2.11, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrower’s Account” means, with respect to any Borrower, the account specified on the signature pages hereof below such Borrower’s name into which Loans for the benefit of such Borrower shall, absent other instructions, be made, or such other account as Borrower Representative may specify by written notice to Administrative Agent.

“Borrower’s Knowledge” means the knowledge of any Responsible Officer after diligent inquiry.

“Borrowing Base” means:

(a) the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b) sixty percent (60%) multiplied by the value of the Eligible Inventory consisting of raw materials, valued at the lower of FIFO cost or market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; plus

(c) sixty percent (60%) multiplied by the value of Eligible Inventory consisting of finished goods, valued at market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; minus

(d) the amount of any additional reserves and/or adjustments provided for in this Agreement;

provided, that if the amount calculated in clause (c) above is greater than 15% of the result obtained by adding and subtracting clauses (a) through (d) above, the Borrowing Base shall be equal to (i) sum of the amounts obtained in clauses (a) and (b) above minus the amount of clause (d) above divided by (ii) .85.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by law to close.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means any Investment in (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof with a maturity date of no more than one (1) year from the date of acquisition, (b) commercial paper with a duration of not more than nine (9) months rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., which is issued by a Person (other than any Credit Party or an Affiliate of any Credit Party) organized under the laws of any State of the United States or of the District of Columbia, (c) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (b) above, (d) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above, or (e) any money market or mutual fund which invests only in the foregoing types of investments, has portfolio assets in excess of $5,000,000,000 and is rated AAA by Standard & Poor’s Ratings Service and Aaa by Moody’s Investors Services, Inc.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Chattel Paper” means “chattel paper”, as defined in Article 9 of the UCC.

“Closing Checklist” means the closing checklist from time to time prepared by Administrative Agent or its counsel.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Administrative Agent, for the benefit of Administrative Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the Personal Property described in Article 10 of this Agreement.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means the third anniversary of the Closing Date.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of a Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any debt, lease, dividend or other obligation of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any swap contract or other derivative obligation; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Copyrights” means any copyrights, copyright registrations and copyright applications, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability (other than liability in respect of the Affiliated Financing Documents), absent the assertion of a claim with respect thereto.

“Credit Party” means any Guarantor under a Financing Document Guarantee, any Borrower and any Subsidiary of any Borrower, whether now existing or hereafter acquired or formed; and “Credit Parties” means all such Persons, collectively; provided that “Credit Party” and “Credit Parties” shall not include any Foreign Subsidiaries and its subsidiaries.

“DEA” means the Drug Enforcement Administration of the United States of America and any successor agency thereof.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (i) all Debt of others Guaranteed by such Person; (j) off-balance sheet liabilities and/or pension plan liabilities; (k) obligations arising under non-compete agreements; and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans and Letter of Credit Liabilities.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), investment account or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Administrative Agent, among Administrative Agent, a Borrower and each bank in which such Borrower maintains a Deposit Account, which agreement provides that (a) following receipt of notice from Administrative Agent (which notice shall only be delivered after the occurrence of a Default), such bank shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items, in each such case expressly consented to by Administrative Agent, and containing such other terms and conditions as Administrative Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such bank shall, after receipt of notice from Administrative Agent (which notice shall only be delivered after the occurrence of a Default), wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“Eligible Accounts” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business from the sale of Products, which was generated originally in the name of the Borrower and not acquired via assignment or otherwise. The net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a) the Account remains unpaid more than ninety (90) days past the claim or invoice date but in no event more than ninety (90) days after the applicable Products have been delivered;

(b) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind, or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged;

(d) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e) the Account represents the unpaid portion of an initial Account/invoice on which partial payment has been made to the applicable Borrower;

(f) the Account is subject to a Lien other than a Permitted Lien, or Administrative Agent does not have a Lien on such Account;

(g) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Administrative Agent;

(h) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(i) more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than ninety (90) days past their invoice date (or more than ninety (90) days after the applicable Products have been delivered);

(j) without limiting the provisions of clause (j) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;

(k) the total unpaid Accounts of the Account Debtor obligated on the Account exceed fifteen percent (15%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such 15% limitation shall be considered ineligible);

(l) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;

(m) the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(n) the Account is an obligation of an Account Debtor that is the Federal (or local) government or a political subdivision thereof, unless Administrative Agent has agreed to the contrary in writing and Administrative Agent has received from the Account Debtor the acknowledgement of Administrative Agent’s notice of assignment of such obligation pursuant to this Agreement;

(o) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectibility of such Account or reduce the amount payable or delay payment thereunder;

(p) the Account Debtor has its principal place of business or executive office outside the United States or the Account is payable in a currency other than United States dollars;

(q) the Account Debtor is an individual;

(r) the Account does not arise from the sale of Approved Goods;

(s) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(t) the Borrower owning such Account has not signed and delivered to Administrative Agent notices, in the form requested by Administrative Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;

(u) the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien;

(v) [Reserved]; and/or

(w) the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Administrative Agent in its good faith credit judgment and discretion consistent with Administrative Agent’s then current underwriting standards, practices and procedures for its loans to borrowers in the healthcare industry.

“Eligible Inventory” means Inventory consisting of raw materials, other than raw materials that have been custom or special ordered by Borrowers, and finished goods owned by Borrowers and acquired and dispensed by Borrowers in the ordinary course of Borrowers’ business. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a) such Inventory is not owned by Borrowers free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrowers’ performance with respect to that Inventory);

(b) such Inventory is placed on consignment or is in transit;

(c) such Inventory is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of Administrative Agent;

(d) such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;

(e) such Inventory consists of display items or packing or shipping materials, manufacturing supplies or Work-In-Process;

(f) such Inventory consists of goods that have been returned or rejected by the buyer;

(g) such Inventory is not subject to a first priority Lien in favor of Administrative Agent;

(h) such Inventory consists of any costs associated with “freight-in” charges;

(i) such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrowers or their business, operations or assets;

(j) such Inventory is not covered by casualty insurance substantially the same as is maintained by Borrowers on the Closing Date;

(k) any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached;

(l) such Inventory is not located on premises owned or operated by Borrowers;

(m) such Inventory is located on premises where the aggregate amount of all Inventory (valued at cost) of Borrowers located thereon is less than $10,000;

(n) such Inventory is located on premises with respect to which Administrative Agent has not received a landlord, warehouseman, bailee or mortgagee letter acceptable in form and substance to Administrative Agent;

(o) such Inventory consists of (A) discontinued items, (B) slow-moving or excess items held in inventory, or (C) used items held for resale;

(p) such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

(q) such Inventory consists of products for which Borrowers have a greater than six (6) month supply on hand based on Borrowers’ projections of future supply needs, in which case the Inventory in excess of six (6) months supply shall be deemed not to be Eligible Inventory;

(r) such Inventory is held for rental or lease by or on behalf of Borrowers;

(s) such Inventory is produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in 29 U.S.C. § 215 or any successor statute or section;

(t) such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties;

(u) such Inventory is not otherwise acceptable in the good faith discretion of Administrative Agent, provided, however, that Administrative Agent shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith credit judgment consistent with Administrative Agent’s then current underwriting standards, practices and procedures for its loans to borrowers in the healthcare industry; or

(v) such Inventory fails to meet such other specifications and requirements which may from time to time be established by Administrative Agent. Administrative Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Administrative Agent and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 11.1.

“FDA” means the Food and Drug Administration of the United States or any successor entity thereto.

“FDCA” means the federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. §§ 301 et seq., and all regulations promulgated thereunder.

“Financing Documents” means this Agreement, any Notes, the Security Documents, any fee letter among Merrill Lynch and any of the Borrowers relating to the transactions contemplated hereby, any Subordination Agreement, any subordination or intercreditor agreement (other than the Subordination Agreement) pursuant to which any Debt (other than the Subordinated Debt) and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of Borrowers, ending on the last Friday of April of each calendar year.

“Financing Documents Guarantee” means any agreement that may exist from time to time pursuant to which any third party other than a Borrower shall Guarantee the Obligations of the Borrowers under this Agreement and/or the other Financing Documents.

“Foreign Lender” has the meaning set forth in Section 2.8(c).

“Foreign Subsidiaries” means Subsidiaries of a Borrower that are organized under the laws of a jurisdiction other than the United States.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Credit Party that has executed or delivered, or shall in the future execute or deliver, any Financing Document Guarantee of any portion of the Obligations.

“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by-products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all applicable Laws relating to the manufacture, possession, control, warehousing, marketing, sale and distribution of medical devices, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state laws governing the sale and distribution of drugs, biologicals and supplements, including the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the Food, Drug and Cosmetic Act of 1938 (21 U.S.S. §§ 801 et seq.), the Dietary Supplement Health and Education Act (P.L. 103-417 (1994) and the Omnibus Budget and Reconciliation Act of 1990 (P. L. 101-508 (1990)), and also the Generic Drug Enforcement Act of 1992, (b) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (c) TRICARE, (d) HIPAA, (e) Medicare, (f) Medicaid, (g) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies, (h) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, and (i) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (i) as may be amended from time to time.

“Healthcare Permit” means a Permit issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” shall mean that the applicable Person is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.

“Indemnitees” has the meaning set forth in Section 12.2.

“Indenture” means that certain indenture dated as of September 27, 2005 between Cyberonics, as Issuer, and Wells Fargo Bank, National Association, as Trustee for the 3.0% Senior Subordinated Convertible Notes due 2012.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Person, all Patents, Trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers, Copyrights, technology, know-how and processes, computer hardware and software and all applications and licenses therefor, used in or necessary for the conduct of business by such Person.

“Intercompany Loans” has the meaning set forth in Section 2.11.

“Inventory” means all inventory, merchandise, goods and other personal property that are held by or on behalf of a Borrower for sale or lease or are distributed or are to be distributed under a contract of service, or that constitute raw materials, Work-In-Process, finished goods, returned goods or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in a Borrower’s business or in the processing, production, refurbishment, packaging, labeling, promotion, delivery or shipping of the same, including all supplies and embedded software, and all substitutions, replacements, additions or accessions thereof and thereto. Without limiting the generality of the foregoing, the term “Inventory” shall further include any “inventory” (as that term is defined in the UCC)].

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Investment Account” means those certain non-working capital accounts currently held by MERRILL LYNCH & CO., INC., and its successors and assigns, which include the following accounts: (1) 582-07426, and (2) 318-3424268-5.

“Investor” means each of the shareholders of Cyberonics as of December 30, 2005 as set forth on Schedule 3.4 as delivered by Borrowers on the Closing Date.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws.

“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Administrative Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Administrative Agent with respect to letter of credit exposure and agrees to provide regular reporting to Administrative Agent satisfactory to it with respect to such exposure.

“Lender” means each of (a) Merrill Lynch, (b) each other Person party hereto in its capacity as a lender, (c) each other Person that becomes a party hereto as Lender pursuant to Section 14.6, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Letter of Credit” means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loans” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.12.

“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid.

“Lockbox Bank” has the meaning set forth in Section 2.12.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related (a) a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations or business of Borrowers and their Subsidiaries taken as a whole or of any other Credit Party individually, (ii) the rights and remedies of Administrative Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, (iv) the existence, perfection or priority of any security interest granted in any Financing Document or the value of any material Collateral; and/or (v) any Credit Party’s ability to provide Approved Goods or to possess, own, package, label, warehouse, market, sell or distribute the Products and/or (vi) the use or scope of any Required Permit; (b) an impairment to the likelihood that a material portion of the Eligible Accounts will be collected and paid in the normal course of Borrowers’ business and upon the same schedule and with the same frequency as such Borrowers’ recent collections history; (c) a material impairment to the value of the Collateral as underwritten by Lenders prior to the Closing Date and/or (d) the imposition of a fine against or the creation of any liability of any Credit Party to any Governmental Authority under any Healthcare Laws in excess of $500,000.

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7(b).

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Minimum Liquidity” means the sum of (i) Revolving Loan Limit minus Revolving Loan Outstandings plus (ii) Borrowers’ cash and Cash Equivalents which are (a) not subject to any Lien other than a Lien in favor of Lender, (b) not pledged to or held by Lender to secure a specified Obligation, and (c) not pledged to or held by Lender as an escrow or reserve required under this Agreement or otherwise.

“Minimum Loan Balance” means (a) from February 1, 2006 through and including May 31, 2006, two and one half million dollars ($2,500,000); (b) from June 1, 2006 through and including September 30, 2006, five million dollars ($5,000,000); (c) from October 1, 2006 through and including January 31, 2007, seven and one half million dollars ($7,500,000); and (d) from February 1, 2007 and at all times thereafter, ten million dollars ($10,000,000).

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Borrower or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Credit Party from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), minus (a) any out-of-pocket expenses paid to a Person that are reasonably incurred by such Credit Party in connection therewith, and (b) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such Asset Disposition; provided, however, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds.

“Non-Funding Revolving Lender” means a Revolving Lender that has delivered a notice to the Administrative Agent stating that such Revolving Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions set forth in Article 7, and specifying any such non-satisfied conditions; provided, however, that any Revolving Lender delivering any such notice shall be a Non-Funding Revolving Lender solely over the period commencing on the Business Day following receipt by Administrative Agent of such notice, and terminating on such date that such Revolving Lender has either revoked the effectiveness of such notice or acknowledged to Administrative Agent the satisfaction of the condition specified in such notice.

“Notes” means the Revolving Loan Notes.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Notice of LC Credit Event” means a notice from a Responsible Officer of Borrower Representative to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (a) all Support Agreements, and (b) all Lender Letters of Credit. The Obligations are hereby designated as “Designated Senior Debt” as defined in the Indenture.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, (i) the ordinary course of such Credit Party’s business, as conducted by such Credit Party in accordance with past practices, (ii) business practices that are consistent with those customarily carried out by Persons of established reputation engaged in similar businesses and (iii) except for purposes of Sections 5.7 and 5.8 of this Agreement, strategic objectives publicly disclosed by Borrowers in press releases or other filings with the Securities and Exchange Commission.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Patents” means any patents, patent registrations and patent applications and all renewals, extensions and continuations of any of the foregoing.

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Administrative Agent under the Financing Documents shall be made, or such other account as Administrative Agent shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals required in connection with the conduct of any Borrower’s or any Subsidiary’s (other than Foreign Subsidiaries) business or to comply with any applicable Laws, including, without limitation, drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of any Borrower’s or any Subsidiary’s business.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Borrower(s); provided that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ title to, and its right to use, the Collateral is not adversely affected thereby and Administrative Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Administrative Agent of Borrowers’ intent to so contest the obligation; (d) in the case of real estate taxes or assessments or mechanic’s, workmen’s, materialmen’s or other like Liens with respect to any real estate which is part of the Collateral, Borrowers have obtained an endorsement, in form and substance satisfactory to Administrative Agent, to the loan policy of title insurance issued to Administrative Agent insuring over any Lien created by such obligation, or Borrowers have deposited with Administrative Agent a bond or other security satisfactory to Administrative Agent, in its reasonable discretion, against loss or injury by reason of such contest or the non-payment of such obligation or charge (and if such security is cash, Administrative Agent may, but shall not be obligated to, deposit the same in an interest-bearing account and interest accrued thereon, if any, shall be deemed to constitute a part of such security for purposes of this Agreement, but Administrative Agent (i) makes no representation or warranty as to the rate or amount of interest, if any, which may accrue thereon and shall have no liability in connection therewith and (ii) shall not be deemed to be a trustee or fiduciary with respect to its receipt of any such security and any such security may be commingled with other monies of Administrative Agent); (e) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers; (g) Borrowers have given Administrative Agent notice of the commencement of such contest and upon request by Administrative Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (h) upon a final determination of such contest, Borrowers shall promptly comply with the requirements thereof.

“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA); (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s, repairmen’s or other like Liens on Collateral imposed by Law, other than Accounts, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $25,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, materially impair the use or operation of the Collateral for the use currently being made thereof or impair Borrowers’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary and which, in the case of any real estate which is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Administrative Agent insuring the lien of the Security Documents; (g) Liens and encumbrances in favor of Administrative Agent under the Financing Documents; (h) [Reserved], (i) Liens on Collateral other than Accounts existing on the date hereof and set forth on Schedule 5.2 and (j) any Lien on any asset other than Accounts or Inventory securing Debt permitted under Section 5.1(d), provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Products” means any products manufactured, sold, developed, tested or marketed by any Borrower or any of their Subsidiaries, including without limitation, those products set forth on Exhibit F (as amended from time to time pursuant to Section 3.12(c)).

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive payments of principal and interest with respect thereto, such Lender’s right to receive the unused line fee described in Section 2.3(b), and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, and (b) for all other purposes (including, without limitation, the indemnification obligations arising under Section 13.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

“Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (a) Administrative Agent for payments made by Administrative Agent under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

“Required Lenders” means, subject to the provisions of Section 13.13(d), at any time Lenders holding (a) fifty-one percent (51%) or more of the sum of the Revolving Loan Commitment, or (b) if the Revolving Loan Commitment has been terminated, fifty-one percent (51%) or more of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities.

“Required Permit” means a Permit (a) issued or required under Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of any Borrower or any of its Subsidiaries or any Drug Application and including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any applicable Borrower(s) as such activities are being conducted by such Borrower(s) with respect to such Product at such time, and (b) issued by any Person from which any Borrower or any of its Subsidiaries has, as of the Closing Date, received an accreditation.

“Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, or a duly appointed and authorized officer of the applicable Borrower.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to an Investor, an Affiliate of Borrower or an Affiliate of any Subsidiary of Borrower, specifically including without limitation with respect to Cyberonics any management fees payable by Cyberonics pursuant to a management agreement, (d) any lease or rental payments to an Affiliate or Subsidiary of any Borrower, or (e) repayments of or debt service on loans or other indebtedness held by an Investor, an Affiliate of Borrower or an Affiliate of any Subsidiary of any Borrower.

“Returned Product Policy” has the meaning set forth in Schedule 10.2(e).

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of zero).

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any “Amounts Assigned” (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.

“Revolving Loan Note” has the meaning set forth in Section 2.4.

“Revolving Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities.

“Revolving Loans” has the meaning set forth in Section 2.2(a).

“Security Documents” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations (including, without limitation, any Financing Documents Guarantee), and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Administrative Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Stated Rate” has the meaning set forth in Section 2.7(b).

“Subordinated Debt” means any Debt of Borrowers which is (A) incurred with the prior written consent of the Lenders pursuant to the terms of any Subordinated Debt Documents or (B) evidenced by the Indenture as it exists on the Closing Date.

“Subordinated Debt Documents” means any documents, including the Indenture, evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Administrative Agent in its sole discretion.

“Subordination Agreement” means the Indenture and any agreement between Administrative Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of which such Subordination Agreement have been agreed to by and are acceptable to Administrative Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Support Agreement” has the meaning set forth in Section 2.5(a).

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

“Taxes” has the meaning set forth in Section 2.8.

“Termination Date” means the earlier to occur of (a) the Commitment Expiry Date, or (b) any date on which Administrative Agent accelerates the maturity of the Loans pursuant to Section 11.2.

“Trademarks” means any trademarks, trademark registrations, and trademark applications, all renewals and continuations of any of the foregoing and all goodwill attributable to any of the foregoing.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity securities (other than, in the case of a corporation, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person.

“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Administrative Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3 Other Definitional Provisions.

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.

Section 1.4 Funding and Settlement Currency.

Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.1 Section 2.2	[Reserved]. Revolving Loans.

(a) Revolving Loans and Borrowings.

(i) On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrower Representative hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Within the foregoing limits, Borrowers may borrow under this Section 2.2(a)(i), may prepay or repay Revolving Loans from time to time and may reborrow Revolving Loans pursuant to this Section 2.2(a)(i).

(ii) Borrower’s Representative shall deliver to Administrative Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing (other than Revolving Loans made pursuant to clause (iii) or clause (iv) below), such Notice of Borrowing to be delivered no later than noon (Chicago time) two (2) Business Days prior to such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby. Borrower Representative shall also deliver to Administrative Agent in connection with each such proposed Revolving Loan Borrowing a Borrowing Base Certificate dated as of the Notice of Borrowing prepared with figures and information as of the close of business on the Business Day immediately preceding the date of such Borrowing Base Certificate (which shall be in addition to any Borrowing Base Certificate required under Section 4.1(c)).

(iii) Each Borrower hereby authorizes Lenders and Administrative Agent to make Revolving Loans based on telephonic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower Representative. Borrower Representative agrees to deliver to Administrative Agent a Notice of Borrowing in respect of each Revolving Loan requested by telephone no later than one (1) Business Day following such request. If the Notice of Borrowing differs in any respect from the action taken by Administrative Agent and Lenders, the records of Administrative Agent and the Lenders shall govern absent manifest error. Each Borrower further hereby authorizes Lenders and Administrative Agent to make Revolving Loans based on electronic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower Representative, but only after Administrative Agent shall have established procedures acceptable to Administrative Agent for accepting electronic Notices of Borrowing, as indicated by Administrative Agent’s written confirmation thereof.

(iv) Each Borrower and each Revolving Lender hereby authorizes Administrative Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, (A) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (B) to pay principal owing in respect of the Loans and interest, fees, expenses and other charges of any Credit Party from time to time arising under this Agreement or any other Financing Document, so long as, in each case after giving effect to any such Revolving Loans, the Revolving Loan Outstandings do not exceed the Revolving Loan Commitment; provided, however, that (x) Administrative Agent shall have no obligation at any time to make any Revolving Loan pursuant to the provisions of the preceding sub-clause (B), and (y) Administrative Agent shall have no right to make Revolving Loans (I) as provided in Section 2.5(c) for the account of any Revolving Lender that was a Non-Funding Revolving Lender at the time Administrative Agent executed a Support Agreement, or at the time of issuance of any Lender Letter of Credit, for which, in either case, reimbursement obligations have arisen pursuant to Section 2.5(c), and (II) for the account of any then existing Non-Funding Revolving Lender to pay interest, fees, expenses and other charges of any Credit Party (other than reimbursement obligations that have arisen pursuant to Section 2.5(c) in respect of Support Agreements executed or Lender Letters of Credit issued at the time any such Non-Funding Revolving Lender was not then a Non-Funding Revolving Lender). Administrative Agent may make Revolving Loans under this clause (iv) at any time regardless of whether any Default or Event of Default has occurred and is continuing at such time or whether any other condition precedent specified in Section 7.2 for the making of Loans shall be unsatisfied at such time.

(v) The Borrowing Base shall be determined by Administrative Agent based on the most recent Borrowing Base Certificate delivered to Administrative Agent in accordance with this Agreement and such other information as may be available to Administrative Agent. Without limiting any other rights and remedies of Administrative Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Administrative Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Administrative Agent’s good faith credit judgment and discretion consistent with Administrative Agent’s then current underwriting standards, practices and procedures for its loans to borrowers in the healthcare industry, such reserves are necessary, including to protect the Collateral or to protect against possible non-payment of Accounts for any reason by Account Debtors or possible diminution of the value of any Collateral or possible non-payment of any of the Obligations or for any taxes or customs duties or in respect of any state of facts which may constitute a Default or Event of Default. Administrative Agent may, at its option, implement reserves by designating as ineligible a sufficient amount of Accounts that would otherwise be Eligible Accounts, so as to reduce the Borrowing Base by the amount of the intended reserves. If Inventory forms any part of the Borrowing Base, then Administrative Agent may also, at its option, implement reserves by designating as ineligible a sufficient amount of Inventory which would otherwise be Eligible Inventory, so as to reduce the Borrowing Base by the amount of the intended reserves.

(vi) Administrative Agent, in its discretion, may further adjust the Borrowing Base by applying percentages (known as “liquidity factors”) to Eligible Accounts by payor class based upon the applicable Borrower’s actual recent collection history for each such payor class in a manner consistent with Administrative Agent’s underwriting practices and procedures. Such liquidity factors may be adjusted by Administrative Agent from time to time as warranted by Administrative Agent’s underwriting practices and procedures and using Administrative Agent’s good faith credit judgment consistent with Administrative Agent’s then current underwriting standards, practices and procedures for its loans to borrowers in the healthcare industry.

(vii) Administrative Agent may from time to time change the form of Notice of Borrowing and Borrowing Base Certificate and shall at all times have the right to request a Notice of Borrowing signed by each entity constituting the Borrowers.

(b) Mandatory Revolving Loan Repayments and Prepayments.

(i) The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid interest thereon to, but excluding, the Termination Date.

(ii) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(iii) Principal payable on account of Revolving Loans shall be payable by Borrowers to Administrative Agent (A) immediately upon the receipt by any Borrower or Administrative Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.12 below, and (B) in full on the Termination Date.

(c) Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.

Section 2.3 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, the Loans and the other Obligations shall bear interest at the sum of the Base Rate plus the applicable Base Rate Margin. For purposes of calculating interest, all funds transferred from the Payment Account for application to any Revolving Loans or otherwise transferred by Borrower to or received by Administrative Agent shall be subject to a two (2) Business Day clearance period.

(b) Unused Line Fee. From and following the Closing Date, Borrowers shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (X)(i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) forty hundredths of one percent (0.40%) per annum plus (Y) if the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month is less than the Minimum Loan Balance, (i) (A) the Minimum Loan Balance minus (B) such average daily balance amount, multiplied by (ii) the sum of the Base Rate plus the applicable Base Rate Margin. Such fee is to be paid monthly in arrears on the first day of each month.

(c) Collateral Fee. From and following the Closing Date, Borrowers shall pay Administrative Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to (i) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) the following percentage, per annum based on the average outstanding balance of the Loans:

Outstandings Balance of Loans	Percentage
less than $6,000,000	1.0%

$6,000,0000 to $20,000,000	0.5%

greater than $20,000,000	0.25%

Such fee is to be paid monthly in arrears on the first day of each month.

(d) Commitment Fee. Contemporaneous with Borrowers’ execution of this Agreement, Borrowers shall pay Administrative Agent, for the benefit of all Lenders committed to make the Revolving Loans on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment, multiplied by (ii) one percent (1.00%).

(e) Deferred Commitment Fee. If Administrative Agent’s funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Administrative Agent, for the benefit of all Lenders, in accordance with their respective pro rata shares, committed to make Revolving Loans, a fee (the “Deferred Commitment Fee”) as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount: three percent (3.0%) if such termination occurs on or prior to the first anniversary of the Closing Date, and two percent (2.0%) if such termination occurs after the first anniversary, but on or prior to the second anniversary of Closing Date and one percent (1.0%) if such termination occurs after the second anniversary, but on or prior to the third anniversary of the Closing Date. No amount will be payable pursuant to this paragraph if Borrowers voluntarily prepay the Obligations in full on or after the third anniversary of the Closing Date.

(f) [Reserved].

(g) Audit Fees. Borrowers shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Administrative Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Administrative Agent of a written request for payment thereof to Borrowers.

(h) Wire Fees. Borrowers shall pay to Administrative Agent, for its own account and not for the account of any other Lenders, on written demand, any and all fees, costs or expenses which Administrative Agent pays to a bank or other similar institution (including, without limitation, any fees paid by Administrative Agent to any other Lender) arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Administrative Agent, of proceeds of the Loans made by any Lender to Borrowers pursuant to this Agreement, and (ii) the depositing for collection, by Administrative Agent, of any check or item of payment received or delivered to Administrative Agent on account of Obligations.

(i) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Administrative Agent, promptly shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Administrative Agent in administering the Obligations, an amount equal to five percent (5%) of each delinquent payment.

(j) Computation of Interest and Related Fees; Payment of Interest. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged. Interest on all Loans is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise.

Section 2.4 Notes.

The portion of the Revolving Loans made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrowers on a joint and several basis (a “Revolving Loan Note”) in an original principal amount equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment.

Section 2.5 Letters of Credit and Letter of Credit Fees.

(a) Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to the Termination Date, by (i) Administrative Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Administrative Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i) Administrative Agent shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance, increase or extension; and

(ii) after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $25,000, and (B) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any letter of credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Administrative Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

(b) Letter of Credit Fee. Borrowers shall pay to Administrative Agent, for the benefit of the Revolving Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Base Rate Margin then applicable to Revolving Loans. Such fee shall be payable in arrears on the last day of each calendar month prior to the Termination Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c) Reimbursement Obligations of Borrowers. If either (i) Administrative Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender shall honor any draw request under, and make payment in respect of, a Lender Letter of Credit, (A) the applicable Borrower shall reimburse Administrative Agent or such Lender, as applicable, for the amount of such payment by the end of the day on which Administrative Agent or such Lender shall make such payment and (B) Borrower Representative shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Administrative Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment). Administrative Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender (other than any such Revolving Lender that was a Non-Funding Revolving Lender at the time the applicable Supported Letter of Credit or Lender Letter of Credit was issued) hereby agrees to make available to Administrative Agent not later than noon (Chicago time) on the Business Day following such notification from Administrative Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender (other than any applicable Non-Funding Revolving Lender specified above) hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including, without limitation, (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit, and/or (z) the non-satisfaction of any conditions set forth in Section 7.2. Administrative Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 2.5(c). Borrowers shall pay interest, on demand, on all amounts so paid by Administrative Agent pursuant to any Support Agreement or to any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Administrative Agent or the applicable Lender therefore (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Loans for such day.

(d) Reimbursement and Other Payments by Borrowers. The obligations of each Borrower to reimburse Administrative Agent and/or the applicable LC Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Administrative Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) any affiliation between the LC Issuer and Administrative Agent; or

(v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (i) deposit with Administrative Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred and ten percent (110%) of the aggregate outstanding Letter of Credit Liabilities to be available to Administrative Agent, for its benefit and the benefit of issuers of Lender Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms. Upon termination of any such Letter of Credit and provided no Event of Default then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) to the extent not previously applied by Administrative Agent in the manner described herein. If an Event of Default precludes the repayment of the unearned portion of such prepaid fee and such default is subsequently cured, the unearned portion of such prepaid fee shall then be refunded to Borrowers to the extent not previously applied by Administrative Agent in the manner described herein.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before noon (Chicago time) on any date shall be deemed received by Administrative Agent on such date, and any payments received in the Payment Account after noon (Chicago time) on any date shall be deemed received by Administrative Agent on the next succeeding Business Day.

(b) Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Administrative Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Administrative Agent by each Borrower absent clear and convincing evidence to the contrary; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Administrative Agent shall provide Borrowers with a monthly statement regarding the Loan Account (but neither Administrative Agent nor any Lender shall have any liability if Administrative Agent shall fail to provide any such statement). Unless any Borrower notifies Administrative Agent of any objection to any such statement (specifically describing the basis for such objection) within sixty (60) days after the date of receipt thereof, in the absence of manifest error, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest.

(a) In no event shall the interest charged with respect to the Notes (if any) or any other obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.

(b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c) In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.

(d) In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Administrative Agent’s or any Lender’s net income by the jurisdiction under which Administrative Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such authority; and (iii) pay to Administrative Agent for the account of Administrative Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent and each Lender will equal the full amount Administrative Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Administrative Agent or any Lender with respect to any payment received by Administrative Agent or such Lender hereunder, Administrative Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Administrative Agent or such Lender first made written demand therefor.

(b) If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of Administrative Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Administrative Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure. Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall pay any Taxes that any Borrower is contesting or causing to be contested pursuant to a Permitted Contest, unless the failure to pay such Taxes could reasonably be expected to permit the appropriate taxing authority to file a Lien on any portion of the Collateral.

(c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Administrative Agent one or more (as Borrowers or Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Administrative Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

Section 2.9 Capital Adequacy.

If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

Section 2.10 Mitigation Obligations.

If any Lender requires compensation under Section 2.9, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its reasonable discretion). Without limitation of the provisions of Section 12.1, Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.11 Appointment of Borrower Representative.

Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing, Borrowing Base Certificates and Notices of LC Credit Events, giving instructions with respect to the disbursement of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”). All Letters of Credit and Support Agreements issued hereunder shall be issued at Borrower Representative’s request therefor and shall be allocated to the appropriate Borrower’s Intercompany Loan account by Borrower Representative. All collections of each Borrower in respect of Accounts and other proceeds of Collateral of such Borrower received by Administrative Agent and applied to the Obligations shall also be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative. Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.12 Collections and Lockbox Account.

(a) Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Borrower and reasonably acceptable to Administrative Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Administrative Agent may require. Borrowers shall ensure that all collections of Accounts are paid directly from Account Debtors into the Lockbox for deposit into the Lockbox Account and/or directly into the Lockbox Account.

(b) [Reserved].

(c) Upon the occurrence of a Default by Borrowers, Administrative Agent may demand that all funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day.

(d) Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox and the Lockbox Account, and that Administrative Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Administrative Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Administrative Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement.

(e) Administrative Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section 2.12 to reduce the outstanding Revolving Loans in the following order: first, to any outstanding fees, costs and/or expenses owing, due and payable to Administrative Agent, second, to accrued interest on the Loans, third, to the outstanding principal balance of the Loans, and fourth, to any other Obligations then owing. If as the result of collections of Accounts pursuant to the terms and conditions of this Section 2.12 a credit balance exists with respect to the Payment Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers upon request of Borrower Representative at any time or times for so long as no Default exists.

(f) To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox but are received by any Borrower, such collections shall be held in trust for the benefit of Administrative Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox and Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers, unless for operations purposes.

(g) Borrowers acknowledge and agree that compliance with the terms of this Section 2.12 is essential, and that Administrative Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox, or if any Borrower fails to immediately deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Administrative Agent and Lenders hereunder, Administrative Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section 2.12, and any other equitable relief as Administrative Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(h) Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (ii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral, and, upon the occurrence of a Default by Borrowers, Administrative Agent may forbid Borrowers from withdrawing any amounts from any Lockbox Account. Borrowers shall, and shall cause each Credit Party to, cooperate with Administrative Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than five percent (5%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Administrative Agent within ten (10) Business Days of receipt, Administrative Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Administrative Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Administrative Agent, Administrative Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Administrative Agent’s own staff shall be in accordance with Administrative Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(i) [Reserved].

(j) If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Administrative Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Administrative Agent’s officers (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender that:

Section 3.1 Existence and Power.

Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.

Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization.

The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Administrative Agent for the benefit of Administrative Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of December 30, 2005 is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information.

(a) The consolidated and consolidating balance sheet of the Borrowers and their Consolidated Subsidiaries as of April 29, 2005 and the related consolidated and consolidating statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by KPMG LLP, copies of which have been delivered to Administrative Agent, fairly present, in conformity with GAAP, the consolidated and consolidating financial position of Borrowers and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b) The unaudited consolidated and consolidating balance sheet of the Borrowers and their Consolidated Subsidiaries as of October 28, 2005 and the related unaudited consolidated and consolidating statements of operations and cash flows for the six (6) months then ended, copies of which have been delivered to Administrative Agent, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of the Borrowers and their Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations and cash flows for the six (6) months then ended (subject to normal year-end adjustments and the absence of footnote disclosures). As of the date of such balance sheet and the date hereof, no Credit Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long term leases or forward or long term commitments, which are not properly reflected on such balance sheet.

(c) [Reserved].

(d) The information contained in the most recently delivered Borrowing Base Certificate is complete and correct.

Section 3.6 Litigation.

Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Administrative Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened against or affecting, any Credit Party could reasonably be expected to have a Material Adverse Effect.

Section 3.7 Ownership of Collateral.

Each Borrower and each of its Subsidiaries (other than Foreign Subsidiaries) is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in the Collateral and the Intellectual Property.

Section 3.8 No Default.

No Event of Default, or to such Borrower’s Knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters.

As of the Closing Date, there are no strikes or other labor disputes pending or, to such Borrower’s Knowledge, threatened against any Credit Party in which an adverse decision could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.9, to such Borrower’s Knowledge, the hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents and the other Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 3.11 Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws; Compliance with Products.

(a) To the best of Borrower’s Knowledge, each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect. Further and without limiting the generality of the foregoing to the best of Borrower’s Knowledge, each Credit Party:

(i) has obtained all Required Permits, or has contracted with third parties holding Required Permits, necessary for compliance with all Laws and all such Required Permits are current;

(ii) has not used the services of any Person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335a (a) or (b);

(iii) warrants and represents that none of its respective officers, directors, employees, shareholders, their agents or affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a (a) or authorized by 21 U.S. Section 335a (b);

(iv) warrants and represents that none of its respective officers, directors, employees, shareholders, their agents or affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991); and

(v) has not received any written notice that has not been withdrawn or resolved to the satisfaction of the agency or department issuing the notice, that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against a Credit Party, any action to enjoin a Credit Party, their officers, directors, employees, shareholders or their agents and Affiliates, from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action.

(b) No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

(c) With respect to Products:

(i) All Products are listed on Exhibit F and Borrowers have delivered to Administrative Agent on or prior to the Closing Date copies of all Required Permits relating to such Products issued or outstanding as of the Closing Date; provided that, if after the Closing Date, any Borrower wishes to manufacture, sell, develop, test or market any new Product, Borrowers shall give prior written notice to Administrative Agent of such intention (which shall include a brief description of such Product, plus copies of all Required Permits relating to such new Product and/or the applicable Borrower’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice) along with a copy of an amended and restated Exhibit F (and further provided that, if Borrower shall at any time obtain any new or additional Required Permits from the FDA with respect to any Product which has previously been disclosed to Administrative Agent, Borrower shall promptly give written notice to Administrative Agent of such new or additional Required Permits, along with a copy thereof); provided that, any “new Product” in this Section 3.12 (c)(i) shall not include any product line extensions or improvements on Products;

(ii) Except as would not have a Material Adverse Effect, each Product is not adulterated or misbranded within the meaning of the FDCA;

(iii) Except as would not have a Material Adverse Effect, each Product is not an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA;

(iv) Each Product that is sold pursuant to a Credit Party’s belief that it is not a “new drug”, as that term is defined in 21 U.S.C. Section 321(p), is generally recognized by qualified experts as safe and effective for its intended uses as those terms have been interpreted by FDA and the United States Supreme Court, and has been used for a material extent and for a material time for such uses;

(v) Each Product for which a Drug Efficacy Study Implementation (DESI) Notice has been published in the Federal Register and each Product that is identical to, related to, or similar to such a drug conforms with the requirements set forth in such DESI Notice;

(vi) Except as would not have a Material Adverse Effect, each Product shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all applicable Permits and Laws;

(vii) Except as would not have a Material Adverse Effect, each Product shall be manufactured in accordance with Good Manufacturing Practices;

(viii) Without limiting the generality of Section 3.12(a)(i) above, with respect to any Product being tested by Borrower, Borrower has received, and such Product shall be the subject of, all Required Permits needed in connection with the testing of such Product as such testing is currently being conducted by or on behalf of Borrower. Except as would not have a Material Adverse Effect, Borrowers have not received any notice from any applicable Government Authority, specifically including the FDA, that such Government Authority has revoked or withdrawn any such Required Permit, nor has any such Governmental Authority issued any order or recommendation stating that the development and/or testing of such Product by Borrower should cease. No Borrower is aware of any facts or clinical indications which reasonably indicate that the testing of any such Product by Borrowers should cease or be suspended;

(ix) Without limiting the generality of Section 3.12(a)(i) above, with respect to any Product being manufactured by any Borrower, Borrower has received, and such Product shall be the subject of, all Required Permits needed in connection with the manufacture of such Product by Borrowers. Except as would not have a Material Adverse Effect, Borrowers have not received any notice from any applicable Government Authority, specifically including the FDA, that such Government Authority has conducted an inspection of Borrowers’ manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Laws (including Healthcare laws) and/or the Required Permits related to the manufacture of such Product, or that such Government Authority has revoked or withdrawn any such Required Permit related to the manufacture of such Product, nor has any such Governmental Authority issued any order or recommendation stating that such manufacture of such Product by Borrower should cease. Borrowers have not (since the Closing Date) experienced any significant failures in their manufacturing of any Product such that the amount of such Product successfully manufactured by Borrower in accordance with all specifications thereof and the Required Payments related thereto in any [month] shall decrease significantly with respect to the quantities of such Product produced in the prior [month]; and

(x) Without limiting the generality of Section 3.12(a)(i) above, with respect to any Product marketed or sold by any Borrower, Borrower shall have received, and such Product shall be the subject of, all Required Permits needed in connection with the marketing and sales of such Product as currently being marketed or sold by Borrower. Except as would not have a material Adverse Effect, Borrowers have not received any notice, that has not been withdrawn or resolved to the satisfaction of the agency or department issuing the notice, from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority has revoked or withdrawn any such Required Permit, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace. No Borrower is aware of any facts or clinical indications which reasonably indicate that the marketing or sale of such Product by Borrowers should cease.

Section 3.13 Taxes.

All Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid or caused to be paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) During the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Brokers.

Except for fees payable to Administrative Agent and/or Lenders, and except as set forth in Schedule 3.15, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fee in connection herewith or therewith.

Section 3.16 Section 3.17	[Reserved]. Material Contracts.

Except for the Financing Documents and the other agreements set forth on Schedule 3.17 (collectively, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee, or (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) requiring payment of more than $1,000,000 in any year, (g) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (h) third party billing arrangements to which any Credit Party is a party, or (i) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Credit Party is a party (as a lessee) as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.

Except in each case as set forth on Schedule 3.18:

(a) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Credit Parties in excess of $250,000; and no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination;

(b) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of any Responsible Officer or other senior management of Borrowers, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials;

(c) to the Borrower’s Knowledge, all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Credit Party under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Credit Party;

(d) no property now owned or leased by any Credit Party and, to the Borrower’s Knowledge, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the knowledge of any Responsible Officer, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the Borrower’s Knowledge, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA;

(e) there are no underground storage tanks located on any property owned or leased by any Credit Party that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials; and

(f) there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Credit Party, and no actions by any Governmental Authority have been taken or, to the Borrower’s Knowledge, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property.

Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the financial condition, business or operations of such Credit Party. All such Intellectual Property existing as of the Closing Date and registered with any United States or foreign Governmental Authority is set forth on Schedule 3.19. All Intellectual Property of each Credit Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Responsible Officer, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement currently asserted by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect. No Intellectual Property is subject to any Lien.

Section 3.20 Real Property Interests.

Except for leasehold interests disclosed on Schedule 3.20, and except for the ownership or other interests set forth on Schedule 3.20, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property. Schedule 3.20 sets forth, with respect to each parcel of real estate owned by any Credit Party as of the Closing Date, the address and legal description of such parcel.

Section 3.21 Solvency.

Each Borrower and each additional Credit Party is Solvent.

Section 3.22	Full Disclosure.

To the knowledge of the Responsible Officers, none of the information (financial or otherwise) furnished by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Administrative Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Borrower’s best estimate of such Borrower’s future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions; provided, however, that Borrowers can give no assurance that such projections will be attained.

Section 3.23 Interest Rate.

The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws or any of the Organizational Documents.

Section 3.24 Representations and Warranties Incorporated from Financing Documents.

As of the Closing Date, each of the representations and warranties made in the Financing Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

ARTICLE 4

AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1	Financial Statements and Other Reports.

(a) Each Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Administrative Agent and the Lenders hereunder.

(b) Each Borrower will furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to Borrowers in each case in form and format and providing information satisfactory to Administrative Agent in its discretion:

(i) a sales and collections report and accounts receivable and payable aging schedule on a form reasonably acceptable to Lender within twenty-five (25) days after the end of each calendar month, which shall include, without limitation, a report of sales, credits issued, and collections received;

(ii) within forty-five (45) days of the end of each quarter (specifically including without limitation the last quarter of each fiscal year), internally prepared quarterly financial statements prepared for Borrowers and their Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP;

(iii) [Reserved];

(iv) [Reserved];

(v) within twenty-five (25) days after the end of each calendar month, such financial reports and information as Administrative Agent shall require evidencing compliance with the applicable financial covenants, which reports and information shall include, at a minimum, delivery to Administrative Agent of a Compliance Certificate, and, if requested by Administrative Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Administrative Agent shall reasonably require) evidencing the propriety of the deductions from revenues in determining such compliance;

(vi) annual projected profit and loss statements (prepared on a monthly basis) for the succeeding fiscal year within thirty (30) days after the first day of each fiscal year;

(vii) internally prepared annual financial statements prepared for Borrowers and their Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP within seventy-five (75) days after the end of each fiscal year;

(viii) annual consolidated and consolidating audited financial statements prepared for Borrowers and their Consolidated Subsidiaries in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent, within ninety (90) days after the end of each fiscal year;

(ix) promptly upon receipt thereof, copies of any reports by the independent accountants in connection with any interim audit and copies of each management control letter provided by independent accountants;

(x) within ten (10) days after Administrative Agent request, a written statement, duly acknowledged by Borrower, setting forth any right of set-off, claims, counterclaim, withholdings or other defenses to which any of the Collateral or the Administrative Agent’s rights with respect to the Collateral are subject or that exist against such sums and Borrowers’ obligations under the Financing Documents are subject; and

(xi) such additional information, reports or statements regarding the Borrowers as Administrative Agent may from time to time reasonably request.

All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP.

(c) Without limiting the obligation of Borrowers to provide Borrowing Base Certificates as required pursuant to Section 2.2(a)(ii), as soon as available and in any event within five (5) Business Days after the end of each month, and from time to time upon the request of Lender, each Borrower shall deliver to Administrative Agent a Borrowing Base Certificate as of the last day of the week most recently ended, together with such reconciliation reports as may be reasonably requested by Administrative Agent with respect to the components of such Borrower Base Certificate. Within two (2) Business Days after any request therefor, each Borrower shall deliver to Administrative Agent such information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as Administrative Agent may reasonably request.

(d) Upon the request of Administrative Agent, which may be made not more than once each year so long as no Event of Default exists, and at any time (but not more often than quarterly) while and so long as an Event of Default shall be continuing, a report of an independent collateral auditor satisfactory to Administrative Agent (which may be, or be affiliated with, a Lender) with respect to the components of the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts of each Borrower (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of each Borrower) and Inventory of each Borrower (including verification as to the value, location and respective types). Nothing in this subsection (d) shall be construed or interpreted to limit in any way the rights of Administrative Agent and Lenders under Section 4.6 below.

(e) Promptly upon receipt or filing thereof, each Borrower shall deliver to Administrative Agent copies of any reports or notices related to any material taxes and any other material reports or notices received by any Credit Party from, or filed by any Credit Party with, any Governmental Authority. Without limiting the generality of the foregoing, promptly upon the filing thereof, Borrowers shall deliver to Administrative Agent copies of any reports, registration forms, proxy statements or other notices or documents filed by any Credit Party with the United States Securities and Exchange Commission (whether the filing of such document by such Credit Party is voluntary or required).

(f) If Accounts or Inventory in an aggregate book value in excess of $50,000.00 become ineligible because they fall within one of the specified categories of ineligibility or otherwise, Borrowers shall notify Administrative Agent of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.

(g) If Inventory is at any time in whole or in part included in the calculation of the Borrowing Base, Borrowers shall deliver to Administrative Agent an Inventory Perpetual or Physical (as determined by Administrative Agent from time to time) on a form acceptable to Administrative Agent, and an Inventory Perpetual or Physical (as determined by Administrative Agent from time to time) reconciled to the general ledger to the applicable Borrower’s financial statements, each within twenty (20) days after the end of each calendar month.

Section 4.2 Payment and Performance of Obligations.

Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect on Borrower, (b) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (c) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect on Borrower.

Section 4.3 Maintenance of Existence.

Each Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary (other than Foreign Subsidiaries), to preserve, renew and keep in full force and effect, their respective existence and subject to Borrowers’ business judgment will preserve, renew and keep in full force and effect and will cause each Subsidiary (other than Foreign Subsidiaries) to preserve, renew and keep in full force and effect their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, based on Borrowers’ business.

Section 4.4 Maintenance of Property; Payment of Taxes; Insurance.

(a) Excluding unforeseen and unpreventable occurrences, each Borrower will keep, and will cause each Subsidiary (other than Foreign Subsidiaries) to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary (other than Foreign Subsidiaries) to, in a timely manner, use its best efforts to repair or restore the affected Collateral in a good and workmanlike manner.

(b) Borrowers will, and will cause each Subsidiary to, pay or cause to be paid all Taxes at least five (5) days (thirty (30) days in the case of Taxes assessed on real property constituting any portion of the Collateral) prior to the date upon which any fine, penalty, interest or cost for nonpayment is imposed, and furnish to Administrative Agent, upon request, receipted bills of the appropriate taxing authority or other documentation reasonably satisfactory to Administrative Agent evidencing the payment thereof. If Borrowers shall fail to pay any Taxes in accordance with this Section 4.4(b) and is not contesting or causing a contesting of such Taxes pursuant to a Permitted Contest, or if there are insufficient funds in the applicable reserves or escrows under Article 2 to pay any such Taxes, Administrative Agent shall have the right, but shall not be obligated, to (for the account of all Lenders) pay such Taxes, and Borrowers shall repay to Administrative Agent, on written demand, any amount paid by Administrative Agent, with interest thereon from the date of the advance thereof to the date of repayment, at the rate applicable during periods of Default hereunder, and such amount shall constitute a portion of the Obligations. Borrowers shall not pay any Taxes or other obligations in installments unless permitted by applicable Laws, and shall, upon the request of Administrative Agent, deliver copies of all notices and bills relating to any Taxes or other charge covered by this Section 4.4(b) to Administrative Agent.

(c) Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, immediately pay the amount due, if any, and deliver to Administrative Agent proof of the completion of the contest and payment of the amount due, if any, following which Administrative Agent Lender shall return the security, if any, deposited with Lender pursuant to the definition of Permitted Contest.

(d) Each Borrower will maintain, and will cause each Subsidiary (other than Foreign Subsidiaries) to maintain, (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption (or earnings and extra expense), rent loss, professional liability and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts reasonably satisfactory to Administrative Agent. Administrative Agent acknowledges that on the Closing Date based on Borrowers’ current business operations and revenue that Borrowers’ existing insurance coverage is satisfactory. Borrowers will not, and will not permit any Subsidiary (other than Foreign Subsidiaries) to bring or keep any article on any business location of any Credit Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.4(d), or would otherwise be prohibited by the terms thereof.

(e) On the Closing Date, and at all times thereafter, each Borrower will cause to be delivered to Administrative Agent an insurance certificate naming Administrative Agent as an additional insured, assignee and loss payee, as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Administrative Agent. Such Certificate from Borrowers’ insurance broker shall be dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof. Upon the request of any Lender through Administrative Agent from time to time Borrowers will further deliver to Administrative Agent and the Lenders (i) full information as to the insurance carried, (ii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iii) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower.

(f) In the event any Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement and after Borrower is provided with notice of its intention to do so, Administrative Agent may purchase insurance at Borrowers’ expense to protect Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect any Borrower’s interests. The coverage purchased by Administrative Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Collateral. The applicable Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance each Borrower is able to obtain on its own.

(g) If any insurance proceeds are paid by check, draft or other instrument payable to any Borrower (or any Subsidiary (other than Foreign Subsidiaries)) and Administrative Agent jointly, such Borrower (and each Subsidiary (other than Foreign Subsidiaries)) authorizes Administrative Agent to endorse such Borrower’s and the Subsidiary’s (other than Foreign Subsidiaries) name thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash. Borrowers shall not carry, nor shall Borrowers permit any Subsidiary to carry, separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section. Borrowers shall promptly notify Administrative Agent of any loss, damage, or destruction to any Collateral, whether or not covered by insurance. Administrative Agent is hereby authorized to collect all insurance proceeds in respect of Collateral directly and to apply the same to the Obligations whether or not then due and payable. Administrative Agent is authorized and empowered, and each Borrower (and each Subsidiary (other than Foreign Subsidiaries)) hereby irrevocably appoints Administrative Agent as its (or their) attorney-in-fact (such appointment is coupled with an interest), at Administrative Agent’s option, to make or file proofs of loss or damage and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrowers (and each Subsidiary (other than Foreign Subsidiaries)), in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss.

Section 4.5 Compliance with Laws.

Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply, individually or in the aggregate, could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Accounts.

Section 4.6 Inspection of Property, Books and Records.

Each Borrower will keep, and will cause each Subsidiary (other than Foreign Subsidiaries) to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and from time to time upon reasonable notice and during normal business hours will permit, and will cause each Subsidiary (other than Foreign Subsidiaries) to permit, at the sole cost of the applicable Borrower or such applicable Subsidiary (other than Foreign Subsidiaries), representatives of Administrative Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Administrative Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrower and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, Administrative Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower or any applicable Subsidiary (other than Foreign Subsidiaries) commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default. Provided that no Event of Default has occurred or would occur with the giving of notice, passage of time or both, Borrower shall not be required to reimburse Lender for the cost of more than four collateral audits per year.

Section 4.7 Use of Proceeds.

The proceeds of the Revolving Loans shall be used by Borrowers solely for working capital needs of Borrowers and their Subsidiaries (other than Foreign Subsidiaries). No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8 Section 4.9 Section 4.10	[Reserved]. [Reserved]. Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) Borrowers will provide Administrative Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Administrative Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Administrative Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Section 4.12	[Reserved]. Further Assurances.

(a) Each Borrower will, and will cause each Subsidiary (other than Foreign Subsidiaries) to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Administrative Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of each Credit Party, whether now owned or hereafter acquired, and (ii) cause all Subsidiaries of Borrowers (other than Foreign Subsidiaries) to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.

(b) Upon receipt of an affidavit of an officer of Administrative Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) Upon the formation or acquisition of a new Subsidiary, Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to the Administrative Agent pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, all of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Borrower, along with undated stock or equivalent powers for such certificates, executed in blank; (ii) cause the new Subsidiary (other than a Foreign Subsidiaries) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Administrative Agent in order to grant the Administrative Agent, acting on behalf of the Lenders, a first priority Lien on all real and personal property and leasehold estates of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to this Agreement; and (iii) cause the new Subsidiary (other than a Foreign Subsidiaries) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent.

(d) Upon the request of Administrative Agent, Borrowers shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the Borrowing Base, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Administrative Agent. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.

Section 4.13 Litigation; Events of Default

(a) Borrowers will give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or any Subsidiary (other than Foreign Subsidiaries) or other Credit Party which might have a Material Adverse Effect with respect to Borrowers, any Subsidiary (other than Foreign Subsidiaries) or any other Credit Party.

(b) Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon any Borrower becoming aware of the existence of any Default or Event of Default, Borrowers shall give written notice to Administrative Agent of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default.

Section 4.14 Updates of Representations.

Borrowers shall deliver to Administrative Agent within fifteen (15) days of the written request of Administrative Agent an officer’s certificate updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such officer’s certificate, are true, accurate and complete as of the date of such officer’s certificate.

Section 4.15 Power of Attorney.

Each of the officers of Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) execute in the name of Borrowers any financing statements, schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Administrative Agent under this Agreement; (c) after the occurrence and during the continuance of a Default, take any action Borrowers are required to take under this Agreement; and (d) do such other and further acts and deeds in the name of Borrowers that Administrative Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Administrative Agent’s security interest or Lien in any Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.16 Estoppel Certificates.

After written request by Administrative Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default.

Section 4.17 Borrowing Base Collateral Administration.

(a) All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers at their respective principal offices and, unless exigent circumstances exist that require that such data and other information be moved immediately, shall not be moved from such locations without (i) providing prior written notice to Administrative Agent, and (ii) obtaining the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld. If any data or other information relating to Accounts and other intangible Collateral is moved from such locations due to exigent circumstances that required that such data or other information be moved immediately, the Borrowers shall provide written notice to Administrative Agent promptly after such move of the same.

(b) Whether or not an Event of Default has occurred, any of Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Administrative Agent or any designee of Administrative Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Administrative Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.

(c) To expedite collection, Borrowers shall endeavor in the first instance to make collection of Accounts for Administrative Agent. Administrative Agent shall have the right at any time to notify Account Debtors that Administrative Agent has been granted a Lien upon all Accounts, that Accounts have been assigned to Administrative Agent and, following the occurrence of a Default, that payment of such Accounts shall be made directly by such Account Debtors to Administrative Agent (and once such notice has been given to an Account Debtor, Borrowers shall not give any contrary instructions to such Account Debtor without Administrative Agent’s prior written consent).

(d) Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Administrative Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person.

(e) Borrowers will conduct a physical count of the Inventory at least twice per year and at such other times as Administrative Agent requests, and Borrowers shall provide to Administrative Agent a written accounting of such physical count in form and substance satisfactory to Administrative Agent. Borrowers will at all times keep its Inventory in good and marketable condition.

Section 4.18 Covenants Regarding Products and Compliance with Required Permits

(a) Without limiting the generality of Section 4.5, in connection with the development, testing, manufacture, marketing or sale of each and any Product by any Borrower, Borrowers shall comply fully and completely in all material respects with all Required Permits at all times issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by Borrower as such activities are at any such time being conducted by Borrowers.

(b) Without limiting the generality of Section 4.13(B) above, Borrowers shall immediately and in any case within three (3) Business Day give written notice to Administrative Agent upon any Borrower becoming aware that any of the representations and warranties set forth in Section 8.1 with respect to any Product have become incorrect in any respect (provided that, for the avoidance of doubt, the giving of such notice shall not cure or result in the automatic waiver of any Default or Event of Default that may have resulted from such breach of such representation or warranty).

ARTICLE 5

NEGATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1	Debt.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a) Debt under the Financing Documents and Letter of Credit Liabilities;

(b) Debt outstanding as of December 30, 2005 and set forth on Schedule 5.1;

(c) Subordinated Debt;

(d) Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $10,000,000;

(e) intercompany Debt arising from loans made by any Borrower to another Borrower or any Subsidiary of a Borrower; provided, however, that upon the request of Administrative Agent at any time, any such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent, the sole originally executed counterparts of which shall be pledged and delivered to Administrative Agent, for the benefit of Administrative Agent and Lenders, as security for the Obligations.

If Inventory is included in the calculation of the Borrowing Base, in no event shall any Borrower be permitted to incur any Debt secured by purchase money security interest in Inventory.

Section 5.2 Liens.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Contingent Obligations.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a) Contingent Obligations arising in respect of the Debt under the Financing Documents and Letter of Credit Liabilities;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations arising under or with respect to any Permitted Contest or Permitted Liens;

(d) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any swap contract or other derivative obligation, provided, however, that such obligations are (or were) entered into by a Borrower or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(e) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.3;

(f) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,000,000 in the aggregate at any time outstanding;

(g) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Administrative Agent mortgagee title insurance policies; and

(h) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.7.

Section 5.4 Restricted Distributions.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided, however, that the following Restricted Distributions may be paid (each, an “Allowed Distribution”) at any given time:

(a) at any time, dividends may be paid by any Borrower that is a Subsidiary of another Borrower to such parent Borrower; and

(b) at any time, dividends may be paid to a Person (other than a Borrower) having an equity interest in a Borrower if, and only to the extent that at the time of such proposed dividend: (i) no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result from the making of such distribution, and (ii) after giving effect to any such proposed dividend, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended month for which information is available as though such dividends had been paid during such month and is in compliance with all other terms and conditions of this Agreement, and Borrowers shall have provided to Administrative Agent written evidence of such pro forma compliance as required under this clause (ii) at least five (5) Business Days prior to the making of any such proposed dividend;

Section 5.5 Restrictive Agreements.

No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents and the Subordinated Debt Documents, if any) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and Subordinated Debt Documents, if any) on the ability of any Subsidiary to: (i) pay or make Restricted Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary.

Section 5.6 Payments and Modifications of Subordinated Debt.

No Borrower will, or will permit any Subsidiary to, directly or indirectly declare, pay, make or set aside any amount for payment in respect of Subordinated Debt except as if and to the extent permitted under the applicable Subordination Agreement.

Section 5.7 Consolidations, Mergers and Sales of Assets.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, (a) consolidate or merge with or into any other Person; provided, that any Subsidiary may consolidate or merger with any other Subsidiary and any Borrower may merger with any other Borrower or any Subsidiary if, (i) in any case, (x) no Default or Event of Default then exists or would result from any such consolidation or merger, and (y) Administrative Agent shall have received thirty (30) days prior written notice of such consolidation or merger and (ii) in the case of a merger or consolidation involving Cyberonics, it is the surviving entity, or (b) consummate any Asset Dispositions other than dispositions of personal property assets (other than Accounts) for cash and fair value in the Ordinary Course of Business that the applicable Borrower determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries if after giving effect to any such disposition and the repayment of Debt with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended month for which information is available as though such disposition and repayment had occurred during such month and is in compliance with all other terms and conditions of this Agreement; and (iii) no Default or Event of Default then exists or would result from any such disposition.

Section 5.8 Purchase of Assets, Investments.

(a) No Borrower will, or will permit any Subsidiary to, directly or indirectly (w) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business; (x) create, acquire or enter into any agreement to create or acquire any Subsidiary; (y) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (z) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than:

(i) Investments existing on the date of this Agreement and set forth on Schedule 5.8;

(ii) Cash Equivalents;

(iii) Investments in the capital stock or other equity interests of any Wholly-Owned Subsidiaries existing as of the Closing Date so long as such Wholly-Owned Subsidiaries are Borrowers hereunder;

(iv) bank deposits established in accordance with Section 5.17;

(v) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(vi) loans to officers and employees in an aggregate principal amount not to exceed $500,000 at any time outstanding.

Section 5.9 Transactions with Affiliates.

Except as otherwise disclosed on Schedule 5.9, and except for transactions that contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.

Section 5.10 Modification of Organizational Documents.

No Borrower will, or will permit any Subsidiary (other than Foreign Subsidiaries) to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications required (a) under this Agreement or (b) by applicable Law and fully disclosed to Administrative Agent.

Section 5.11 Modification of Certain Agreements.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract which amendment or modification in any case:

(a) is contrary to the terms of this Agreement or any other Financing Document;

(b) could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same;

(c) results in the imposition or expansion in any material respect of any restriction or burden on or obligations of any Borrower or any Subsidiary; or

(d) reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of the Administrative Agent).

Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and, if approval of Required Lenders is required by the terms of this Section 5.11 prior to the taking of any such action, such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Required Lenders.

Section 5.12 Fiscal Year.

No Borrower will, or will permit any Subsidiary (other than Foreign Subsidiaries) to, change its Fiscal Year.

Section 5.13 Conduct of Business.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.13 and businesses reasonably related thereto.

Section 5.14 Lease Payments.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term of one year or more if, after giving effect thereto, the aggregate amount of minimum lease payments that Borrowers and their Consolidated Subsidiaries have so incurred or assumed will exceed, on a consolidated basis, $5,000,000 for any calendar year under all such leases (excluding Capital Leases).

Section 5.15 Limitation on Sale and Leaseback Transactions.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.16 Bank Accounts/Investment Accounts.

No Borrower will, or will permit any Subsidiary (other than Foreign Subsidiaries) to, directly or indirectly, establish any new bank account without prior written notice to Administrative Agent and unless Administrative Agent, such Borrower or such Subsidiary and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Administrative Agent in such bank account, agrees to comply with instructions originated by Administrative Agent directing disposition of the funds in the bank account without further consent from any Borrower, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Administrative Agent.

No Borrower will, or will permit any Subsidiary, to deposit or allow to be deposited any new funds into either Investment Account unless such funds are the proceeds of a debt or equity offering by a Borrower.

Section 5.17 Compliance with Anti-Terrorism Laws.

Administrative Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Administrative Agent’s policies and practices, Administrative Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Administrative Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into Material Contracts with any Person listed on the OFAC Lists. Each Borrower shall immediately notify Administrative Agent if such Borrower has knowledge that any Borrower or any additional Credit Party is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 6

FINANCIAL COVENANTS

Borrowers agree that, so long as any Credit Exposure exists:

Section 6.1 Section 6.2	[Reserved]. Minimum Liquidity.

The Borrowers will not permit the Minimum Liquidity to be less than twenty-five million dollars ($25,000,000).

Section 6.3 Evidence of Compliance.

(a) Borrowers shall furnish to Lender, within ten (10) days of the end of each calendar month, evidence (in form and content satisfactory to Lender) of Borrowers’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. Such evidence shall include, without limitation, (i) a statement and report, on a form approved by Administrative Agent, detailing Borrowers’ calculations and (ii) if requested by Administrative Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Administrative Agent shall reasonably require) evidencing the propriety of the calculations.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Closing.

The obligation of each Lender to make the initial Loans, of Administrative Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit on the Closing Date shall be subject to the satisfaction of the following conditions precedent, each to the satisfaction of Administrative Agent and Lenders in their sole discretion:

(a) receipt by Administrative Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance satisfactory to Administrative Agent;

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c) the absence, since April 29, 2005, of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party or any seller of any assets or business to be purchased by any Borrower contemporaneous with the Closing Date, or any event or condition which could reasonably be expected to result in such a material adverse change;

(d) the receipt of the initial Borrowing Base Certificate, prepared as of December 30, 2005; and

(e) receipt by Administrative Agent of such other documents, instruments and/or agreements as Administrative Agent may reasonably request.

Section 7.2 Conditions to Each Loan, Support Agreement and Lender Letter of Credit.

The obligation of the Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.2(a)), of Administrative Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including, in each case, on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a) in the case of a Revolving Loan Borrowing, receipt by Administrative Agent of a Notice of Borrowing (or telephonic notice as permitted by Section 2.2(a)(iii)) and updated Borrowing Base Certificate in accordance with Section 2.2(a) and, in the case of any Support Agreement or Lender Letter of Credit, receipt by Administrative Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);

(b) the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c) the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing;

(d) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date; and

(e) the fact that no adverse change in the condition (financial or otherwise), properties, business, prospects, or operations of Borrowers or any other Credit Party shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement.

Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section 7.2, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3 Searches.

Before Closing, and thereafter (as and when determined by Administrative Agent in its discretion), Administrative Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), (c) and (d) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds, all issuances of Lender Letters of Credit and all undertakings in respect of Support Agreements:

(a) UCC searches with the Secretary of State and local filing offices of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the applicable Person is organized;

(b) Judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above;

(c) Searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

ARTICLE 8

REGULATORY MATTERS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 8.1	Representations and Warranties.

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender that:

(a) If (i) any Borrower or Subsidiary becomes a “covered entity” within the meaning of HIPAA, or (ii) any Borrower or Subsidiary becomes subject to the “Administrative Simplification” of HIPAA, each such Borrower and each Subsidiary will be HIPAA Compliant.

ARTICLE 9

[RESERVED]

ARTICLE 10

SECURITY AGREEMENT

Section 10.1 Generally.

(a) As security for the payment and performance of the Obligations, and the payment and performance of all obligations and Contingent Obligations of Borrowers under the Affiliated Financing Documents, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Administrative Agent a continuing first priority Lien on and security interest in, upon, and to all right, title and interest in and to any and all property and interests in property of Borrowers whether now owned or hereafter created, acquired or arising including all of the following properties and interests in properties (the “Personal Property”; unless otherwise defined in this Agreement, all terms used in this Article 10 shall have the meanings given them in Article 9 of the Uniform Commercial Code):

(i) All of Borrowers’ Accounts, and all of Borrowers’ money, contract rights, Chattel Paper, documents, Deposit Accounts, securities, investment property and Instruments with respect thereto, and all of Borrowers’ rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, Guarantees or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance;

(ii) To the extent not listed above, all of Borrowers’ money, securities, investment property, Deposit Accounts, Instruments and other property and the proceeds thereof that are now or hereafter held or received by, in transit to, in possession of, or under the control of Administrative Agent or a bailee or Affiliate of Administrative Agent, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(iii) To the extent not listed above, all of Borrowers’ now owned or hereafter acquired Deposit Accounts into which Accounts or the proceeds of Accounts are deposited, including the Lockbox Account and all signature cards, account agreements and other documents relating to the Deposit Accounts;

(iv) All of Borrowers’ right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

(v) All of Borrowers’ general intangibles (including, without limitation, payment intangibles) and other property of every kind and description with respect to, evidencing or relating to its Accounts, including, without limitation, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, tapes, programs, discs, information, software, records, and data, all computers, word processors, printers, switches, interfaces, source codes, mask works, software, web servers, website service contracts, internet connection contract or line lease, website hosting service contract, website license agreements, back-up copies of website content, contracts with website advertisers, scripts, codes or Active-X controls, technology escrow agreements, website content development agreements, all rights, of whatever form, in and to domain names, instructional material, and connectors and all parts, accessories, additions, substitutions, or options together with all property or equipment used in connection with any of the above or which are used to operate or cause to operate any features, special applications, format controls, options or software of any or all of the above-mentioned items as the same relates to the Accounts or is otherwise necessary or helpful in the collection thereof or realization thereon;

(vi) All of Borrowers’ other money, securities, investment property, Deposit Accounts, Instruments, documents, supporting obligations, Chattel Paper and Deposit Accounts;

(vii) All of Borrowers’ letter-of-credit rights and commercial tort claims;

(viii) All of Borrowers’ other general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), contract rights, goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks, trademark applications (together with the goodwill associated therewith) and derivatives thereof, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrowers thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof; provided, that, notwithstanding anything to the contrary contained in the foregoing or anywhere else in this Agreement or any other Financing Document, including any UCC-1 financing statement filed against any Borrower by Administrative Agent, no Borrower shall grant any Lien or Security Interest in, and the defined terms “Collateral” and “Personal Property” shall not include, except as provided in Section (b) below, any right, title or interest of any Borrower in any Patent, Trademark or Copyright, whether now owned or hereafter created acquired or arising;

(ix) All of Borrowers’ now owned or hereafter acquired Inventory of every description, including, without limitation, all which is held by any Borrower for sale or lease or is furnished by any Borrower under any contract of service or is held by any Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof;

(x) All of Borrowers’ now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof and all present and future warranties, manuals and other written materials relating thereto;

(xi) All of Borrowers’ now owned or hereafter acquired goods of any kind and any and all tangible and intangible books and records of Borrowers relating to Borrowers, their businesses, their financial condition, records and statements, and/or the Collateral; and

(xii) To the extent not listed above as original collateral, the proceeds (including, without limitation, insurance proceeds) and products of any or all of the foregoing, and all accessions to, substitutions for or replacements of and rents and profits from any or all of the foregoing.

(b) Notwithstanding anything stated in this Section 10.1 (including, for the avoidance of any doubt Section 10.1(a)(v) and Section 10.1(a)(viii)) or otherwise in this Agreement or any other Security Document, Borrower does not grant, and neither Administrative Agent nor any Lender shall have, any security interest or Lien in any Intellectual Property of any Borrower or any Subsidiary of any Borrower, Neither the term “Personal Property” nor “Collateral” as defined in this Agreement shall be deemed to include, as appropriate, any Intellectual Property of any Borrower or any Subsidiary of any Borrower. However, notwithstanding, but without limiting or contradicting the foregoing, each Borrower hereby grants to Administrative Agent, for the benefit of itself and the Lenders, a non-exclusive limited license, exercisable only upon the occurrence and during the continuance of an Event of Default under this Agreement, to any and all Intellectual Property for the sole and limited purpose of allowing Administrative Agent to exercise by its rights as a secured creditor with respect to the tangible personal property Collateral of Borrowers (specifically including the Inventory of Borrowers), including Administrative Agent’s rights under Article 9 to conduct public and/or private sales of such tangible personal property Collateral after the occurrence of any Event of Default. Such non-exclusive limited license shall be without any further liability for royalties or other related charges from Administrative Agent to any Borrower for sales of the tangible personal property Collateral of Borrowers made by Administrative Agent.

Section 10.2 Representations and Warranties Regarding Collateral.

(a) Pursuant to the Liens created pursuant to Section 10.1 and pursuant to all of the other Security Documents (if any) (including, without limitation, any and all UCC financing statements being filed by Administrative Agent against any Credit Party), and assuming that any such Security Document that is intended to be filed with any governmental public recording office has been so filed, Administrative Agent has been granted and has a valid and perfected first priority security interest and Lien in the Collateral, including the Personal Property (subject only to any Permitted Liens permitted under the terms of this Agreement and the other Financing Documents) securing the payment of the Obligations, and such security interests and Liens are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable Laws as enacted in any relevant jurisdiction which relate to perfected security interests. Except for the Patents, Trademarks and Copyrights disclosed on Schedule 3.19 (if any), none of the Collateral is federal registration collateral. To the best of Borrower’s Knowledge, all such Collateral is free and clear of any Liens other than Permitted Liens.

(b) Schedule 10.2(b) sets forth all of the addresses at which any of the Personal Property is located and/or books and records of Borrowers regarding any of the Personal Property are kept, indicating in each case which Borrower(s) have Personal Property and/or books and records located at such address, and, in the case of any such address not owned or leased by one or more of the Borrower(s) and listed on Schedule 3.20, indicating the nature of such location (e.g., third party warehouse, consignment location, processor location, etc.) and the name and address of the third party operating such location.

(c) Without limiting the generality of Section 3.2, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Administrative Agent of the security interests and Liens in the Collateral, including the Personal Property, provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Administrative Agent of its rights and remedies with respect to the Collateral, including the Personal Property, provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC.

(d) Each existing Account is and each hereafter arising Account will be: (i) based on an actual and bona fide sale of goods or rendition of services to the applicable Account Debtor, made by each applicable Borrower in the Ordinary Course of Business; (ii) the exclusive property of the applicable Borrower free and clear of any Liens, consignment arrangements or financing statements whatsoever (other than Liens in favor of Administrative Agent created hereunder and under the other Security Documents) (and any and all goods and Inventory being sold by the applicable Borrower giving rise in whole or in part to such Account shall also be the exclusive property of such applicable Borrower free and clear of any such Liens, consignment arrangements and financing statements other than those in favor of Administrative Agent), and (iii) the legal, valid and binding obligation of the applicable Account Debtor. The amount represented by Borrowers to Administrative Agent as owing by each Account Debtor with respect to each Account from time to time is and will be the correct amount actually and unconditionally owning from such Account Debtor with respect to such Account and will be the amount shown as owing on the invoice(s) issued by Borrowers to the Account Debtor with respect to such Account (subject to any cash payments received by Borrowers with respect to such Account subsequent to the issuance of such invoice). No Account Debtor has, or will have, any defense, set-off, claim or counterclaim against the applicable Borrower that can be asserted against Administrative Agent with respect to any Account, whether in any proceeding to enforce Administrative Agent’s rights in the Collateral or otherwise, except for defenses, set-offs, claims or counterclaims that are not, in the aggregate, material to the value of the Accounts. None of the Accounts is nor will any hereafter arising Account be evidenced by a promissory note or other Instrument unless such Instrument is delivered by Borrowers to Administrative Agent within one (1) business day of the execution and delivery by the Account Debtor thereof. For the avoidance of doubt, none of the provisions of this paragraph (d) shall limit or be deemed to contradict any of the provisions of the definition of “Eligible Accounts”.

(e) All Inventory is and will be of good and merchantable quality, free from any material defects. No Inventory of any Borrower is produced or sold by the applicable Borrower subject to any licensing agreement (including any agreement regarding the use of any Intellectual Property) with any Person that would restrict in any way the ability of Borrowers or Administrative Agent to produce or sell such Inventory under any circumstances. Other than pursuant to Borrowers’ Returned Product Policy, no Borrower sells any Inventory to any customer on approval or on any other basis that entitles the Account Debtor to return such Inventory or which may obligate the applicable Borrower to repurchase such Inventory. No Inventory of any Borrower has been or will be produced in violation of any provision of the Fair Labor Standards Act of 1938 or in violation of any other Law.

(f) [Reserved].

(g) Except as set forth on Schedule 10.2(g), as of the Closing Date, no Borrower has any ownership interest in any Chattel Paper, letter of credit rights, commercial tort claims, documents or investment property that constitute part of the Collateral. Borrowers shall execute and deliver any documents, agreements or instruments and take any other actions (and shall cause any necessary third parties to execute and deliver any documents, agreements or instruments and take any other actions) as Administrative Agent may request from time to time in order for Administrative Agent to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to any such Chattel Paper, letter of credit rights, commercial tort claims or documents.

(h) No Person other than Administrative Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including securities accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, securities account or commodities account of Borrowers is maintained).

(i) Except as set forth on Schedule 10.2(i), no Borrower has any item of Collateral that is a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law.

Section 10.3 Covenants Relating to Collateral.

(a) Borrowers shall not take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Administrative Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of Schedules 3.1, 3.17, 3.20 and/or 10.2(b), as applicable) and have executed any and all documents, instruments and agreements and taken any other actions with Administrative Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Administrative Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower, (ii) change the jurisdiction of incorporation or formation of any Borrower or allow any Borrower to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower, or (iii) move any Collateral to or place any Collateral on any location that is not listed on Schedule 10.2(b) and/or establish any business location at any location that is not listed on Schedule 3.20.

(b) Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than credits and discounts in the Ordinary Course of Business and in amounts which are not material with respect to the Account) without the prior written consent of Administrative Agent. Without limiting the generality of Sections 4.17, 10.5 or 11.2 of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Administrative Agent after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(c) If Borrowers shall acquire any Chattel Paper, letter of credit rights, commercial tort claim, document or investment property not listed on Schedule 10.2(g), which such property, in any such case, constitutes part of the Collateral, Borrowers shall, within five (5) Business Days of the acquisition of any such property, give written notice to Administrative Agent of the acquisition of such property (which such written notice shall include an updated version of Schedule 10.2(g). Borrowers shall execute and deliver any documents, agreements or instruments and take any other actions (and shall cause any necessary third parties to execute and deliver any documents, agreements or instruments and take any other actions) as Administrative Agent may request from time to time in order for Administrative Agent to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to any such newly acquired property.

(d) Without limiting the generality of Sections 10.2(g) or 10.3(b):

(i) Borrowers shall deliver to Administrative Agent all tangible Chattel Paper and all Instruments owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Administrative Agent. Borrowers shall provide Administrative Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Administrative Agent identified as the assignee of the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Administrative Agent all security agreements securing any such Chattel Paper and securing any such Instruments. Borrowers will mark conspicuously all such Chattel Paper and all such Instruments with a legend, in form and substance satisfactory to Administrative Agent, indicating that such Chattel Paper and such Instruments are subject to the security interests and Liens in favor of Administrative Agent created pursuant to this Agreement and the Security Documents.

(ii) Borrowers shall deliver to Administrative Agent all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Administrative Agent. Borrowers shall take any and all actions as may be necessary or desirable, or that Administrative Agent may request, from time to time, to cause Administrative Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Administrative Agent.

(iii) Borrowers shall promptly advise Administrative Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Administrative Agent such documents as Administrative Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to any such commercial tort claim.

(e) No Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Administrative Agent and the receipt by Administrative Agent, if Administrative Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Administrative Agent prior to the commencement of such possession or control. Borrowers shall, upon the request of Administrative Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Administrative Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Administrative Agent’s account subject to Administrative Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for from such Person that such Person holds the Collateral for Lender’s benefit.

(f) Borrowers shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Administrative Agent, Borrowers shall promptly deliver to Administrative Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Administrative Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall not permit any such tangible Personal Property to become fixtures to real estate other than real estate that is part of the Collateral.

(g) Without limiting the generality of Section 4.12, each Borrower hereby authorizes Administrative Agent to file without the signature of such Borrower one or more UCC financing statements relating to all or any part of the Collateral, which financing statements may list Administrative Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Administrative Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or amendments to any such financing statements, in any such case in order for Administrative Agent to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to the Collateral.

(h) Borrowers shall promptly notify Administrative Agent in writing upon creation or acquisition by any Borrower of any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Administrative Agent, Borrowers shall take such steps as may be necessary or desirable, or that Administrative Agent may request, to comply with any such applicable Law.

(i) Without limiting or contradicting any of the provisions of Sections 4.1, 10.3(b) 10.3(c) or any other provisions of the Financing Document requiring the delivery by Borrowers to Administrative Agent and/or the Lenders of any reports, certificates, information or schedules, Borrowers shall furnish to Administrative Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Lender may reasonably request from time to time.

Section 10.4 Borrowers to Remain Liable.

Notwithstanding the granting by Borrowers of Liens in the Collateral to Administrative Agent or any provisions of this Article 10 or any of the Financing Documents that may indicate to the contrary: (a) Borrowers shall remain liable and shall perform all of their respective duties and obligations under the contracts and agreements included in the Collateral and/or out of which any of the Collateral arises as if this Agreement had not been executed; (b) the exercise by Administrative Agent of any of its rights and remedies under the Financing Documents or at law or in equity shall not release Borrowers from any of their respective duties or obligations under the contracts and agreements included in the Collateral and/or out of which any of the Collateral arises; (c) Administrative Agent shall have no obligation or liability under the contracts and agreements included in the Collateral and/or out of which any of the Collateral arises nor shall Administrative Agent be obligated to perform any of the obligations or duties of any Borrower under any such contract or agreement or to take any action to collect or enforce any claim for payment constituting part of the Collateral; and (d) Administrative Agent shall have no liability in contract or tort for any acts or omissions by any Borrower under any contracts and agreements included in the Collateral and/or out of which any of the Collateral arises.

Section 10.5 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Administrative Agent, in addition to all other rights, options, and remedies granted to Administrative Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:

(i) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) The right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Administrative Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Administrative Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Administrative Agent or its designees such books and records, and to follow Administrative Agent’s instructions with respect to further services to be rendered);

(iii) The right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Administrative Agent at any place designated by Lender;

(iv) The right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Administrative Agent and to receive, open and dispose of all mail addressed to any Borrower.

(v) The right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, the right to collect Accounts directly in Administrative Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.

Notwithstanding the above, with respect to the Investment Accounts, Administrative Agent agrees only to exercise its remedies as a secured party with respect to such Investment Accounts to the extent of the lesser of (i) the aggregate balance of such Investment Accounts at any given time and (ii) $10,000,000.00.

(b) Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Administrative Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Administrative Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral. Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Administrative Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Administrative Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Administrative Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution in the Collateral to use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral; and to do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

ARTICLE 11

EVENTS OF DEFAULT

Section 11.1 Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document;

(b) any Borrower shall fail to observe or perform any covenant contained in Section 2.12, Section 4.1, Section 4.4, Section 4.6, Section 4.7, Section 4.10, Section 4.19, Article 5, Article 6 and/or Article 8;

(c) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 11.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Borrower Representative of notice from Administrative Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;

(d) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e) (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any swap contract or other derivative obligation, to cause, Debt or other liabilities having an individual principal amount in excess of $500,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to its stated maturity; or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt; or (iii) failure of any Credit Party to pay when due or within any applicable grace period any royalty or other payments due under the license agreements by and between Borrower and Dr. Jacob Zabara, dated March 15, 1998 and Borrower and Dr. Mitchell S. Roslin, dated August 22, 2000;

(f) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000;

(i) one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $500,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(j) (i) any Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary, (ii) any “Change of Control”, “Change in Control”, or terms of similar import occurs under any Subordinated Debt Document;

(k) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(l) any Credit Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days;

(m) any Credit Party shall breach any provision or requirement of any Operative Document;

(n) the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(o) there shall occur any default or event of default under the Affiliated Financing Documents;

(p) a default or event of default occurs under any Financing Document Guarantee;

(q) [Reserved];

(r) any failure of any Credit Party to strictly comply with any of provisions of any Financing Document pertaining to Hazardous Materials, Environmental Laws or environmental liabilities when such failure would reasonably be expected to cause a material adverse change in the financial condition or business prospects of any Borrower;

(s) any Borrower makes any payment on account of any Debt or Contingent Obligation that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(t) any person holding any Debt or Contingent Obligation that has been subordinated to the Obligations, terminates the Subordination Agreement or asserts that it is terminated, or becomes the subject of an insolvency proceeding, of the type described in Section 11 .1(f) or (g) above;

(u) there shall occur a material adverse change in the financial condition or business prospects of any Borrower, or if Administrative Agent in good faith deems the Lenders insecure as a result of acts or events bearing upon the financial condition of any Borrower or the repayment of the Notes, which default shall have continued unremedied for a period of ten (10) days after written notice from Administrative Agent.

(v) except as would not have a Material Adverse Effect, the institution of any court proceeding by FDA or similar Governmental Authority seeking an order mandating the withdrawal of any Product or Product category from the market or enjoining any Credit Party or any representative of a Credit Party from manufacturing, marketing, selling or distributing any Product or Product category;

(w) except as would not have a Material Adverse Effect, the institution of any action or proceeding by any DEA, FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by a Credit Party or any representative of a Credit Party;

(x) except as would not have a Material Adverse Effect, the commencement of any enforcement action against any Credit Party by DEA, FDA, or any other Governmental Authority;

(y) except as would not have a Material Adverse Effect, the recall of any Products from the market, the voluntary withdrawal of any Products from the market, or actions to discontinue the sale of any Products;

(z) a change in Law, including a change in FDA or DEA policies or procedures, occurs which could reasonably be expected to have a Material Adverse Effect;

(aa) the termination of any agreements with manufacturers that supply any Products or any components of any Products or any changes to any agreements with manufacturers that supply any Products or any components of any Products that could reasonably be expected to have a Material Adverse Effect;

(bb) the Borrowers’ common stock no longer trades on a National Securities Exchange or is no longer quoted on the Nasdaq Stock Market (any such National Securities Exchange and the Nasdaq Stock Market being collectively referred to as a “Principal Stock Market”); or the Borrowers fail to satisfy all applicable listing criteria for the Principal Stock market on which their common stock is listed; or the Borrowers receive written notification from the Principal Stock Market on which its common stock is listed that it fails to satisfy any listing qualification for, or is being delisted from, such Principal Stock Market.

Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of this Agreement two (2) times in any twelve (12) month period and Administrative Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section 11.1 before such failure could become an Event of Default, then all subsequent failures by a Credit Party to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Administrative Agent thereupon may exercise any remedy set forth in this Article 11 without affording Borrowers any opportunity to cure such Event of Default.

All cure periods provided for in this Section 11.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 11.2 Acceleration and Suspension or Termination of Revolving Loan Commitment.

Upon the occurrence and during the continuance of an Event of Default and the failure to remedy such default in the time set forth in Section 11.1, Administrative Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Revolving Loan Commitment Percentage), and/or (b) by notice to Borrower Representative declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 11.1(f) or 11.1(g) above, without any notice to any Borrower or any other act by Administrative Agent or the Lenders, the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 11.3 Cash Collateral.

If (a) any Event of Default specified in Section 11.1(f) or 11.1(g) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 11.2, or (c) the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall have been terminated pursuant to Section 11.2, then without any request or the taking of any other action by Administrative Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.

Section 11.4 Default Rate of Interest.

At the election of Administrative Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (a) the Loans and other Obligations shall bear interest at rates that are five percent (5.0%) per annum in excess of the rates otherwise payable under this Agreement, and (b) the fee described in Section 2.5(b) shall increase by a rate that is two percent (2.0%) in excess of the rate otherwise payable under such Section.

Section 11.5 Setoff Rights.

During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 11.5.

Section 11.6 Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent, and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Administrative Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Section 11.7 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Administrative Agent’s or any Lender’s taking possession or control of, or to Administrative Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Borrower for itself and its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Administrative Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Administrative Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Administrative Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Administrative Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Administrative Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Administrative Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Administrative Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Administrative Agent as the result of an Event of Default shall not be a waiver of Administrative Agent’s right to accelerate the maturity of the Loans, nor shall Administrative Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Administrative Agent and Lenders are not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent or Lenders shall remain in full force and effect until Administrative Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Administrative Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Administrative Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Administrative Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Administrative Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Administrative Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Administrative Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of the any of the Collateral or require Administrative Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of each part of the Collateral.

Section 11.8 Injunctive Relief.

The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Administrative Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Documents executed by the Credit Party.

Section 11.9 Marshalling.

Administrative Agent and Lenders shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Obligations or any other obligation owed to Administrative Agent or Lenders by any Credit Party.

ARTICLE 12

EXPENSES AND INDEMNITY

Section 12.1 Expenses.

Each Borrower hereby agrees to promptly pay (a) all costs and expenses of Administrative Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Administrative Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Administrative Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including: (i) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents and (ii) any periodic public record searches conducted by or at the request of Administrative Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (b) without limitation of the preceding clause (a), all costs and expenses of Administrative Agent (including recordation and transfer taxes) in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, (c) without limitation of the preceding clause (a), all costs and expenses of Administrative Agent in connection with (i) protecting, storing, insuring, handling, maintaining or selling any Collateral; (ii) any litigation, dispute, suit or proceeding relating to any Financing Document; and (iii) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (d) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, however, that to the extent that the costs and expenses referred to in this clause (d) consist of fees, costs and expenses of counsel, Borrowers shall be obligated to pay such fees, costs and expenses for counsel to Administrative Agent and for only one counsel acting for all Lenders (other than Administrative Agent).

Section 12.2 Indemnity.

Each Borrower hereby agrees to indemnify, pay and hold harmless Administrative Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Administrative Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (a)(i) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Borrower, any Subsidiary or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (ii) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (iii) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Borrower or any Subsidiary, and (b) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and Letters of Credit, except that no Borrower shall have any obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

ARTICLE 13

ADMINISTRATIVE AGENT

Section 13.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 13.16 and to the terms of the other Financing Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 13 are solely for the benefit of Administrative Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Administrative Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 13.2 Administrative Agent and Affiliates.

Administrative Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Administrative Agent hereunder.

Section 13.3 Action by Administrative Agent.

The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 13.4 Consultation with Experts.

Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 13.5 Liability of Administrative Agent.

Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 13.6 Indemnification.

Each Lender shall, in accordance with its Pro Rata Share, indemnify Administrative Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Administrative Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Administrative Agent hereunder or thereunder. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 13.7 Right to Request and Act on Instructions.

Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders or Required Revolving Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders or Required Revolving Lenders (or such other applicable portion of the Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 13.6.

Section 13.8 Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 13.9 Collateral Matters.

Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Administrative Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Letters of Credit; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents), and (b) release or subordinate any Lien granted to or held by Administrative Agent under any Security Document constituting property described in Section 5.7(b) (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(b)). Upon request by Administrative Agent at any time, Lenders will confirm Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 13.9.

Section 13.10 Agency for Perfection.

Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Administrative Agent (or consented to by Administrative Agent, as provided in Section 11.5), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 13.11 Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify each Lender of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders, Required Revolving Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement), as applicable, in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 13.12 Successor Administrative Agent.

Administrative Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among Borrowers and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (but without any obligation) appoint a successor Administrative Agent. From and following the expiration of such thirty (30) day period, Administrative Agent shall have the exclusive right, upon one (1) Business Days’ notice to Borrower Representative and the Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Financing Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

Section 13.13 Disbursements of Revolving Loans; Payment and Sharing of Payment.

(a) Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i) Administrative Agent shall have the right, on behalf of Revolving Lenders (other than Non-Funding Revolving Lenders) to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Revolving Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender (other than any Non-Funding Revolving Lender) shall reimburse Administrative Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Administrative Agent pursuant to the first sentence of this clause (i), or if Administrative Agent so requests, each Revolving Lender will remit to Administrative Agent its Pro Rata Share of any Revolving Loan before Administrative Agent disburses the same to a Borrower. If Administrative Agent elects to require that each Revolving Lender make funds available to Administrative Agent, prior to a disbursement by Administrative Agent to a Borrower, Administrative Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Chicago time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall, subject to the provisions of Article 7, pay Administrative Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Administrative Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Administrative Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Administrative Agent. Any repayment required by Borrowers pursuant to this Section 13.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 13.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s Pro Rata Share of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actually funded portion of the Revolving Loans to such Lender’s required Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Administrative Agent, without setoff or discount, to the Payment Account not later than noon (Chicago time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Base Rate plus the Base Rate Margin applicable to Revolving Loans.

(iii) On each Settlement Date, Administrative Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s credit exposure with respect thereto, and shall make payment to such Revolving Lender not later than noon (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Administrative Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv) The provisions of this Section 13.13(a) shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b) [Reserved].

(c) Return of Payments.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from a Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Defaulted Lenders. The failure of any Defaulted Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Revolving Loan or payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulted Lender to make a Revolving Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” or “Required Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.9) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 13.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.5) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

(f) Participations in Support Agreements and Lender Letters of Credit.

(i) Concurrently with the issuance of each Supported Letter of Credit, Administrative Agent shall be deemed to have sold and transferred to each Revolving Lender (other than any Non-Funding Revolving Lenders at the time of such issuance), and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, Administrative Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender (other than any Non-Funding Revolving Lenders at the time of such issuance), and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, such Lender Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii) If either (x) Administrative Agent makes any payment or disbursement under any Support Agreement and/or (y) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (A) Borrowers have not reimbursed Administrative Agent or, as applicable, the applicable LC Issuer, with respect to any Lender Letter of Credit, in full for such payment or disbursement in accordance with Section 2.5(c), or (B) any reimbursement received by Administrative Agent or any LC Issuer from any Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender (other than any Revolving Lender that was a Non-Funding Revolving Lender at the time of the issuance of such Supported Letter of Credit or Lender Letter of Credit) shall be irrevocably and unconditionally obligated to pay to Administrative Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of each Borrower under Section 2.5(c)). To the extent any such Revolving Lender shall not have made such amount available to Administrative Agent or the applicable LC Issuer, as applicable, by noon (Chicago time) on the Business Day on which such Lender receives notice from Administrative Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, such Lender agrees to pay interest on such amount to Administrative Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Base Rate Margin in respect of Revolving Loans. Any Revolving Lender’s failure to make available to Administrative Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Lender’s Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement.

(g) [Reserved].

(h) Overadvances. If Borrower Representative requests that Revolving Lenders make, or permit to remain outstanding, Revolving Loans in an aggregate principal amount in excess of the then existing Borrowing Base minus the then existing Letter of Credit Liabilities, Required Revolving Lenders may in their discretion elect to cause all Revolving Lenders to make, or permit to remain outstanding, such excess Revolving Loans (such excess Revolving Loans being referred to as “Overadvance Revolving Loans”), provided, however, that such Lenders may not at any time cause all Revolving Lenders to make, or permit to remain outstanding, (a) Revolving Loans in excess of the Revolving Loan Commitment minus the Letter of Credit Liabilities or (b) Overadvance Revolving Loans in excess of 10% of the Revolving Loan Commitment. If Overadvance Revolving Loans are made, or permitted to remain outstanding, pursuant to the preceding sentence, then (a) clause (ii) of the definition of Revolving Loan Limit shall be deemed increased by the amount of such permitted Overadvance Revolving Loans, but only for so long as Required Revolving Lenders allow such Overadvance Revolving Loans to be outstanding and (b) all Revolving Lenders shall be bound to make, or permit to remain outstanding such Overadvance Revolving Loans based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement.

Section 13.14 Right to Perform, Preserve and Protect.

If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Administrative Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Each Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 13.14.

Section 13.15 Additional Titled Agents.

Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Revolving Loan Commitment, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 13.16 Amendments and Waivers.

(a) In addition with the required signatures under Section 14.5, no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s Revolving Loan Commitment Amount by such Lender; and/or

(ii) if the rights or duties of Administrative Agent and/or LC Issuer are affected thereby, by Administrative Agent and/or LC Issuer, as the case may be;

provided that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan or Reimbursement Obligation; (ii) postpone the date fixed for, or waive, any payment of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation (other than default interest) or any fees provided for hereunder (other than late charges) or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or any portion of the Obligations of its Guarantee obligations with respect thereto, except, in each case with respect to this clause (iv), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (v) amend, waive or otherwise modify this Section 13.16(a) or the definitions of the terms used in this Section 13.16(a) insofar as the definitions affect the substance of this Section 13.16(a); or (vi) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (vi), pursuant to a merger or consolidation permitted pursuant to this Agreement. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (iii), (iv), (v) and (vi) of the preceding sentence.

(b) Without limitation of the provisions of the preceding clause (a), no amendment, waiver or other modification to this Agreement shall, unless signed by Required Revolving Lenders, (i) increase any of the advance rates set forth in the Borrowing Base Certificate, (ii) make less restrictive the calculation of the Borrowing Base; (iii) amend, waive or otherwise modify Section 2.2(a) or the definitions of the terms used in Section 2.2(a) insofar as the definitions affect the substance of such Section; (iv) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Required Revolving Lenders to take any action hereunder or (v) amend, waive or otherwise modify this Section 13.16(b) or the definitions of the terms used in this Section 13.16(b) insofar as the definitions affect the substance of this Section 13.16(b).

Section 13.17 Assignments and Participations.

(a) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, together with all related obligations of such Lender hereunder. Except as Administrative Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitment and outstanding Loans; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500; provided, however, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(b) From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 14.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Administrative Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(c) Notwithstanding the foregoing provisions of this Section 13.17 or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d) Notwithstanding the foregoing provisions of this Section 13.17 or any other provision of this Agreement, Administrative Agent has the right, but not the obligation, to effectuate assignments of Loans and Revolving Loan Commitments via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 13.17. Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Revolving Loan Commitments pursuant to the Settlement Service. If so elected by each of Administrative Agent and the Borrowers, Administrative Agent’s and the Borrowers’ approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans and Revolving Loan Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 13.16 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(f) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Administrative Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.9, which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) [any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto,] (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Administrative Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, the Administrative Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Administrative Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 13.17(a); provided, however, that (x) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Section 2.8 or Section 2.9, as applicable, of this Agreement through the date of such sale and assignment, and (y) Borrowers shall pay to Administrative Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 13.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 13.17(f) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 13.17(f), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Administrative Agent, the Replacement Lender and, to the extent required pursuant to Section 13.17(a), Borrowers, shall be effective for purposes of this Section 13.17(f) and Section 13.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 14.1

Section 13.18 Definitions.

As used in this Article 13, the following terms have the following meanings:

“Additional Titled Agents” has the meaning set forth in Section 13.15.

“Affected Lender” has the meaning set forth in Section 13.17(f).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Document.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of any portion of the Revolving Loan Commitment, and (iii) unless an Event of Default has occurred and is continuing, Borrower Representative (such approval of Borrower Representative not to be unreasonably withheld or delayed, and shall be deemed provided unless expressly withheld by Borrower Representative within three (3) Business Days of request therefor); provided, however, that notwithstanding the foregoing, (x) ”Eligible Assignee” shall not include any Borrower or any of a Borrower’s Affiliates or Subsidiaries, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of the Revolving Loan Commitment, or has been approved as an Eligible Assignee by Administrative Agent.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Overadvance Revolving Loans” has the meaning set forth in Section 13.13(h).

“Participant” has the meaning set forth in Section 13.17(e).

“Replacement Lender” has the meaning set forth in Section 13.17(f).

“Required Revolving Lenders” means, subject to the provisions of Section 13.13(d), at any time Revolving Lenders holding (a) fifty-one percent (51%) or more of the Revolving Loan Commitment, or (b) if the Revolving Loan Commitment has been terminated, fifty-one percent (51%) or more of the sum of (i) the then aggregate outstanding principal balance of the Revolving Loans plus (ii) the then aggregate amount of Letter of Credit Liabilities.

“Settlement Date” has the meaning set forth in Section 13.13(a)(ii).

“Settlement Service” has the meaning set forth in Section 13.17(d).

ARTICLE 14

MISCELLANEOUS

Section 14.1 Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Financing Documents. The provisions of Sections 2.8 and 2.9 and Articles 9, 10, 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any expiration or termination of this Agreement.

Section 14.2 No Waivers.

No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 14.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Administrative Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 14.3(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Administrative Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 14.4 Severability.

In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 14.5 Amendments and Waivers.

No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 13.16.

Section 14.6 Assignments; Participations.

(a) Assignments by Lenders.

(i) The rights of each Lender to assign or grant participations in all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment shall be governed by Article 13.

(ii) Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its offices located in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrowers, Administrative Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent.

(b) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Administrative Agent and each Lender.

Section 14.7 Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 14.8 Confidentiality.

Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Administrative Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (a) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (b) to prospective transferees or purchasers of any interest in the Loans, and to prospective contractual counterparties (or the professional advisors thereto) in swap contracts or other derivative obligations permitted hereby, provided, however, that any such Persons shall have agreed to be bound by the provisions of this Section 14.8, (c) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (d) as may be required in connection with the examination, audit or similar investigation of such Person, and (e) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loans. Confidential information shall include only such information identified as such at the time provided to Administrative Agent and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than a Credit Party, provided, however, Administrative Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Administrative Agent and Lenders under this Section 14.8 shall supersede and replace the obligations of Administrative Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Administrative Agent or any Lender prior to the date hereof.

Section 14.9 Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 14.10 GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 14.11 WAIVER OF JURY TRIAL.

EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 14.12 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates, nor shall Administrative Agent or any Lender directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of any Credit Party or any Credit Party’s Affiliates, nor shall Administrative Agent, any Lender nor any Credit Party directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable party shall give each other party prior written notice of such publication or other disclosure, or (ii) with such other party’s prior written consent.

(b) Advertisement. Each Lender and each Credit Party hereby authorizes Merrill Lynch to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication. In addition, each Lender and each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrowers with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrowers shall have requested Merrill Lynch cease any such further publication.

Section 14.13 Counterparts; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 14.14 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 14.15 Time.

Time is of the essence in each Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 14.16 Lender Approvals.

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Administrative Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 14.17 Waivers.

EACH BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON SUCH BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT.

Section 14.18 Release of Administrative Agent and Lenders.

Each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge each Indemnitee, and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of any Indemnitee, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) has against the Released Parties or any of them (whether directly or indirectly). The foregoing release shall be deemed renewed and reaffirmed as of the date of each advance of proceeds under any Loans and each other accommodation made or granted to any Borrower by any Released Party under any Financing Document. Each Borrower acknowledges that the foregoing release is a material inducement to Administrative Agent’s and each Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Administrative Agent and each Lender in agreeing to extend the credit herein contemplated and in making each advance or other accommodation hereunder.

ARTICLE 15

JOINT AND SEVERAL LIABILITY; GUARANTOR PROVISIONS

Section 15.1 Joint and Several Obligations.

(a) Borrowers is defined collectively to include all Persons constituting the Borrowers; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising the Borrowers. Each Person comprising Borrowers shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement and the Borrowers under the Affiliated Financing Documents (the “Affiliated Borrowers”), regardless of which of the Borrowers or the Affiliated Borrowers actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder or the benefit of any other extension of credit under the Affiliated Financing Documents, or the manner in which the Borrowers, the Affiliated Borrowers, the Administrative Agent or the Lenders account therefor in their respective books and records. In addition, each entity comprising Borrowers hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrowers as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 11.1 of this Agreement are to be applied to each individual Person comprising the Borrowers (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 11.1 of this Agreement as to any Person comprising the Borrowers shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrowers or as to all such Persons taken as a whole (except as otherwise expressly provided therein).

(b) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers and the Affiliated Borrowers because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the credit extensions under this Agreement and the other Financing Documents and the Affiliated Financing Documents on favorable terms granted by this Agreement and other Financing Documents and the Affiliated Financing Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Financing Documents and the credit support of the Affiliated Borrowers as contemplated by the Affiliated Financing Documents.

(c) Administrative Agent and Lenders have advised the Borrowers that each of them is unwilling to enter into this Agreement, the other Financing Documents and the Affiliated Financing Documents and make available the credit facilities extended hereby or thereby to any Borrower or Affiliated Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Financing Documents and of each Affiliated Borrower under the Affiliated Financing Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Administrative Agent and Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the credit facilities hereunder and to each Affiliated Borrower of the credit facilities under the Affiliated Financing Documents and the interest rates and the modes of borrowing available hereunder and thereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers or Affiliated Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrowers and the Affiliated Borrowers, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the Affiliated Financing Documents. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any individual Borrower.

(d) Each Borrower has determined that it is and, after giving effect to the transactions contemplated by this Agreement, the other Financing Documents and the Affiliated Financing Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 15.1) will be Solvent and has and will have the ability to pay its debts from time to time incurred in connection with the conduct of its business as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 15.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

(e) The Borrower Representative (on behalf of each Borrower) shall maintain records specifying (i) all Obligations incurred by each Borrower, (ii) the date of such incurrence, (iii) the date and amount of any payments made in respect of such Obligations, and (iv) all inter-Borrower obligations pursuant to this Section. The Borrower Representative shall make copies of such records available to the Administrative Agent, upon request.

(f) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder, under the other Financing Documents and under the Affiliated Financing Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Financing Documents and Affiliated Financing Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower’s obligations hereunder and under the other Financing Documents and Affiliated Financing Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 15.1 were not a part of this Agreement.

(g) To the extent that any Borrower shall make a payment under this Section 15.1 of all or any of the Obligations (other than credit facilities made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 15.1 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(h) Administrative Agent and/or Lenders are hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Administrative Agent and/or any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any Guarantees of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof as Administrative Agent and/or any applicable Lender, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents or Affiliated Financing Documents, Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations as Administrative Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower or Affiliated Borrower.

(i) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent and/or any applicable Lender(s) with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower or Affiliated Borrower and delivered to Administrative Agent and/or any Lender; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Affiliated Borrower or Administrative Agent’s or any Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower or Affiliated Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s or any Lender’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(j) Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower or Affiliated Borrower including, without limitation, (i) a payment made by such Borrower or Affiliated Borrower on behalf of the liabilities of any other Borrower or Affiliated Borrower, or (ii) a payment made by any other person under any Guarantee, shall entitle such Borrower or Affiliated Borrower, by subrogation or otherwise, to any payment from any other Borrower or Affiliated Borrower or from or out of any other Borrower’s or Affiliated Borrower’s property and such Borrower or Affiliated Borrower shall not exercise any right or remedy against any other Borrower or Affiliated Borrower or any property of any other Borrower or Affiliated Borrower by reason of any performance of such Borrower or Affiliated Borrower of its joint and several obligations hereunder.

(k) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers and Affiliated Borrowers, jointly and severally. Notice given by Administrative Agent or any Lender to any one Borrower or Affiliated Borrower hereunder or pursuant to any Financing Documents or Affiliated Financing Documents in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower and Affiliated Borrower. The knowledge of one Borrower or Affiliated Borrower shall be imputed to all Borrowers and Affiliated Borrowers and any consent by one Borrower or Affiliated Borrower shall constitute the consent of and shall bind all Borrowers and Affiliated Borrower.

(l) This Section 15.1 is intended only to define the relative rights of Borrowers and Affiliated Borrowers and nothing set forth in this Section 15.1 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Documents. Nothing contained in this Section 15.1 shall limit the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(m) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers or Affiliated Borrowers under this Section 15.1 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the credit facilities hereunder and under the Affiliated Financing Documents.

Section 15.2 Guarantor Provisions.

(a) Each Borrower, as joint and several primary obligor of the Obligations directly incurred by any other Borrower or by any Affiliated Borrower, authorizes Administrative Agent and Lenders, without giving notice to such Borrower or to any other Borrower or any Affiliated Borrower (to the extent permitted hereunder or under any Affiliated Financing Document) or obtaining such Borrower’s consent or any other Borrower’s or Affiliated Borrower’s consent (to the extent permitted hereunder or under any Affiliated Financing Document) and without affecting the liability of such Borrower for the Obligations directly incurred by the other Borrower or Affiliated Borrower, from time to time to:

(i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Obligations;

(ii) declare all Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

(iii) take and hold security for the performance of the Obligations of any Borrower and exchange, enforce, waive and release any such security;

(iv) apply and reapply such security and direct the order or manner of sale thereof as Administrative Agent and/or any applicable Lender(s), in its sole discretion, may determine;

(v) release, surrender or exchange any deposits or other property securing the Obligations or on which Administrative Agent and/or any applicable Lender(s) at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations of any other Borrower or Affiliated Borrower or such Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person;

(vi) apply payments received by Administrative Agent and/or any applicable Lender(s) from any Borrower or any Affiliated Borrower to any Obligations, in such order as Administrative Agent shall determine, in its sole discretion; and

(vii) assign this Agreement in whole or in part.

(b) Each Borrower, as a primary, joint and several obligor with respect to the Obligations directly incurred by any other Borrower or any Affiliated Borrower, waives:

(i) any defense based upon any legal disability or other defense of any other Borrower or any Affiliated Borrower, or by reason of the cessation or limitation of the liability of any other Borrower or any Affiliated Borrower from any cause (other than full payment of all Obligations), including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

(ii) any defense based upon any legal disability or other defense of any other guarantor or other Person;

(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or Affiliated Borrower or any principal of any other Borrower or Affiliated Borrower or any defect in the formation of any other Borrower or Affiliated Borrower or any principal of any other Borrower or Affiliated Borrower;

(iv) any defense based upon the application by any other Borrower or Affiliated Borrower of the proceeds of the credit facilities or the loans under the Affiliated Financing Documents for purposes other than the purposes represented by such other Borrower or Affiliated Borrower to Administrative Agent and Lenders or intended or understood by Administrative Agent and Lenders or such Borrower;

(v) any defense based on such Borrower’s rights, under statute or otherwise, to require Administrative Agent and/or any applicable Lender(s) to sue any other Borrower or Affiliated Borrower or otherwise to exhaust its rights and remedies against any other Borrower or Affiliated Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Obligations of any other Borrower or Affiliated Borrower;

(vi) any defense based on Administrative Agent’s or any Lender’s failure at any time to require strict performance by any Borrower of any provision of the Financing Documents or by any Affiliated Borrower of any provisions of the Affiliated Financing Documents. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Administrative Agent and/or any applicable Lender(s) thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Administrative Agent and/or any applicable Lender(s) from foreclosing on any Lien, or exercising any rights available to Administrative Agent and/or any applicable Lender(s) thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;

(vii) any defense arising from any act or omission of Administrative Agent and/or any applicable Lender(s) which changes the scope of such Borrower’s risks hereunder;

(viii) any defense based upon Administrative Agent’s or any Lender’s election of any remedy against such Borrower or any other Borrower or Affiliated Borrower or any of them; any defense based on the order in which Administrative Agent and/or any Lender(s) enforces its remedies;

(ix) any defense based on (A) Administrative Agent’s or any applicable Lender’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Administrative Agent’s or any applicable Lender’s abstaining from taking advantage of or realizing upon any Lien or other Guarantee, and (C) any impairment of collateral securing the Obligations, including, without limitation, Administrative Agent’s or any applicable Lender’s failure to perfect or maintain a Lien in such collateral;

(x) any defense based upon Administrative Agent’s or any Lender’s failure to disclose to such Borrower any information concerning any other Borrower’s or Affiliated Borrower’s financial condition or any other circumstances bearing on any other Borrower’s or Affiliated Borrower’s ability to pay the Obligations;

(xi) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(xii) any defense based upon Administrative Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute;

(xiii) any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364;

(xiv) any defense based on Administrative Agent’s and/or any Lender’s failure to be diligent or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Obligations;

(xv) except as otherwise expressly set forth herein: notice of acceptance hereof; notice of the existence, creation or acquisition of any Obligation; notice of any Event of Default; notice of the amount of the Obligations outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);

(xvi) any defense based on errors and omissions by Administrative Agent and/or any Lender in connection with its administration of the credit facilities or the loans made under the Affiliated Financing Documents;

(xvii) any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Obligations or the security therefor;

(xviii) any defense based on Administrative Agent’s and/or any Lender’s failure to seek relief from stay or adequate protection in any other Borrower’s or Affiliated Borrower’s bankruptcy proceeding or any other act or omission by Administrative Agent and/or any Lender which impairs such Borrower’s prospective subrogation rights;

(xix) any defense based on legal prohibition of Administrative Agent’s and/or any Lender’s acceleration of the maturity of the Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Administrative Agent and/or any Lender with respect to the Obligations and the security therefor;

(xx) any defense available to a surety under applicable law; and

(xxi) the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.

(c) Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower or Affiliated Borrower pursuant to any statute presently in force or hereafter enacted.

(d) Each Borrower authorizes Administrative Agent and each Lender to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Administrative Agent or such Lender, since it is such Borrower’s intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Obligations, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s Guarantee of the Obligations directly incurred by any other Borrower or Affiliated Borrower.

(e) This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower or Affiliated Borrower as fully as if such Obligations were directly incurred by such Borrower.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:
CYBERONICS, INC.
By:	By: ________/S/_____________________

Name: Pamela B. Westbrook
Title: Chief Financial Officer
Address:
100 Cyberonics Blvd. Houston, TX 77058-2072
Attn: Chief Financial Officer
Facsimile: (281) 853-2575
E-Mail: pam.westbrook@cyberonics.com
With copies to:
Cyberonics, Inc. Attn: General Counsel
Facsimile: (281) 283-5369
E-Mail: david.wise@cyberonics.com
With additional copies to:
Vinson & Elkins L.L.P. Attn: Craig Murray First City Tower
1001 Fannin Street, Suite 2300
Houston, Texas 77002-6760
Facsimile: (713) 615-5383
Borrower’s Account Designation:
JPMorgan Chase Bank NA 601 Travis Street
Houston, Texas 77002-8094
ABA No.:	113000609
Account No:		308-02511178
Account Name:			Cyberonics, Inc.
SWIFT Number:		TCBKUS44

ADMINISTRATIVE AGENT:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent
and a Lender By: /S/

Name: Garrett W. Fletcher

Title: Vice President

Address:

222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for [
Facsimile: (1-866) 251-2944
E-Mail: MLC_HCF_ABL2@ml.com
With copies to:

Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Group Senior Transaction Attorney, Healthcare Finance
Facsimile Number: (312) 499-3245
Merrill Lynch Capital
7700 Wisconsin Ave., Suite 400
Bethesda, Maryland 20814
Attn: Group Senior Transaction Attorney, Healthcare Finance
Facsimile Number: (866) 341-9053
And with an additional copy to:

Blank Rome LLP One Logan Square Philadelphia, PA 19103
Attn: Lawrence F. Flick, II
Facsimile: (215) 569-5500
E-Mail: flick@blankrome.com

Payment Account Designation:

LaSalle Bank 200 West Monroe Chicago, IL 60606 ABA #: 071000505
Account Name: MLBFS Healthcare Finance
Account #: 5800395088
Attention: Cyberonics, Inc.

LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services, Inc., as Lender By:

Name: Garrett W. Fletcher

Title: Vice President

Address:

222 N. LaSalle Street, 16th Floor Chicago, Illinois 60601 Attn: Account Manager for Cyberonics, Inc. Facsimile: (1-866) 251-2944 E-Mail: MLC_HCF_ABK2@ml.com

With copies to:

Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Group Senior Transaction Attorney, Healthcare
Finance
Facsimile Number: (312) 499-3245
Merrill Lynch Capital
7700 Wisconsin Ave., Suite 400
Bethesda, Maryland 20814
Attn: Group Senior Transaction Attorney, Healthcare
Finance
Facsimile Number: (866) 341-9053

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES
Annex A	Commitment Annex

EXHIBITS

Exhibit A	[Reserved]

Exhibit B	Compliance Certificate

Exhibit C	Borrowing Base Certificate

Exhibit D	Notice of Borrowing

Exhibit E	[Reserved]

Exhibit F	Products

SCHEDULES

Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names

Schedule 3.4	Capitalization

Schedule 3.6	Litigation

Schedule 3.9	Labor Matters

Schedule 3.12	Governmental Notices or Actions

Schedule 3.15	Brokers

Schedule 3.17	Material Contracts

Schedule 3.18	Environmental Compliance

Schedule 3.19	Intellectual Property

Schedule 3.20	Owned or Leased Real Estate

Schedule 5.1	Debt

Schedule 5.2	Liens

Schedule 5.3	Contingent Obligations

Schedule 5.8	Investments

Schedule 5.9	Affiliate Transactions

Schedule 5.13	Business Description

Schedule 10.2(b)	Personal Property

Schedule 10.2(e)	Returned Product Policy

Schedule 10.2(g)	Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Documents and Investment Property

Schedule 10.2(i)	Claims against Governmental Authorities